Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

MEDNAX SERVICES, INC.,

AND

NMSC II, LLC

DATED AS OF MAY 6, 2020

i

ii

EXHIBITS

Exhibit A – Illustrative Net Working Capital

SCHEDULES

Seller Disclosure Schedules

Buyer Disclosure Schedules

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 6, 2020, is entered into by and among MEDNAX Services, Inc., a Florida corporation (the “Seller”), and NMSC II, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding common stock of American Anesthesiology, Inc., a Florida corporation (the “Target Company”, and such common stock, the “Target Securities”);

WHEREAS, the businesses of the Target Company and its Subsidiaries comprise the anesthesiology business of Seller Parent (excluding the business of the Excluded Entities, the “Aspen Business”);

WHEREAS, subject to the terms and conditions set forth herein, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Target Securities;

WHEREAS, the Target Company owns the AA Assets, and has assumed the Assumed Liabilities (each as defined in the Contribution Agreement) subject to and in accordance with the terms and conditions of the Contribution Agreement;

WHEREAS, prior to the date hereof, the Target Company has distributed the management services agreement entered into with each of the Excluded Entities out of the Acquired Group Companies and all other Liabilities related to the Excluded Entities to the Seller; and

WHEREAS, upon consummation of the purchase of the Target Securities and the other transactions contemplated hereby, the ownership of the Target Company and its Subsidiaries (excluding the Excluded Entities, the “Acquired Companies”) will transfer to Buyer and Buyer shall become the new owner of the Aspen Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” means the dispute resolution group of CBIZ, Inc.; provided, however, that if CBIZ, Inc. shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean the dispute resolution group of such other independent public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and Seller; provided, further, that if Buyer and Seller are unable to agree on an independent public accounting firm that will accept such appointment within ten (10) Business Days after notice that CBIZ, Inc. has declined such appointment or is otherwise unable to serve, any Party may request that the dispute resolution group of a nationally recognized public accounting firm that has not had a material relationship with any of the Parties in the preceding two years be appointed by the American Arbitration Association upon application by either Buyer or Seller, in which event, “Accounting Firm” shall mean such firm.

“Accounting Firm’s Report” has the meaning set forth in Section 2.4(b)(iii).

“Accounts Receivable” means all accounts receivable which relate to services rendered prior to the Closing by the Acquired Group Companies in connection with the operation of the Aspen Business, whether billed or unbilled prior to the Closing.

“Acquired Companies” has the meaning set forth in the recitals.

“Acquired Group Companies” means, collectively, the Acquired Companies and the Affiliated Physician Practices.

“Acquired Group Company Employees” means the employees of the Acquired Group Companies as of immediately prior to the Closing, including, for the avoidance of doubt, the Transferring Employees.

“Additional Payment Amount” has the meaning set forth in Section 2.4(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Physician” means a physician employed by or under Contract with an Acquired Company or an Affiliated Physician Practice, as applicable.

“Affiliated Physician Practices” has the meaning set forth in Section 3.19.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Agreements” means the Transition Services Agreements, the Assignment and Assumption Agreement, and the IP Assignment Agreement.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and any similar Law of any other jurisdiction where any Acquired Group Company does business.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Authority or Laws issued by any Governmental Authority that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Aspen Business” has the meaning set forth in the recitals.

“Aspen Retained Claims” has the meaning set forth in Section 7.2(d).

“Assignment and Assumption Agreement” means that certain Assignment, Assumption and Distribution Agreement, dated as of the date hereof, by and among the Acquired Group Companies and Seller, pursuant to which the Distributed Assets shall be assigned by the Acquired Group Companies and assumed by Seller, effective immediately prior to the Closing.

“Balance Sheet” means the unaudited combined statement of financial position of the Acquired Group Companies, as of March 31, 2020.

“Balance Sheet Date” means March 31, 2020.

“Base Purchase Price” means an amount equal to $50,000,000.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and all other bonus or other cash or other incentive compensation, equity or equity-based, employment, individual consulting, salary continuation, change-of-control, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off and all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements (whether written or unwritten, insured or self-insured) maintained or sponsored by an Acquired Group Company, including for the benefit of any Acquired Group Company Employee, officer, director or individual service provider of any Acquired Group Company or beneficiary thereof.

“Business Asset Contribution” has the meaning set forth in Section 5.7(c).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Adjustment Report” has the meaning set forth in Section 2.4(a).

“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.

“Buyer Indemnitee” has the meaning set forth in Section 7.2.

“Buyer’s Knowledge” means, as to a particular matter the actual knowledge of the individuals listed on Section 1.1 of the Buyer Disclosure Schedules.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as in effect on the date hereof.

“Cash” means, the cash and cash equivalents (including marketable securities and short-term investments) held by, or in accounts in the name of, the Acquired Group Companies at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of the Acquired Group Companies at such time, in each case calculated and determined in accordance with GAAP; provided that Cash shall be calculated net of issued but uncleared checks written or issued by any of the Acquired Companies as of such time and shall exclude cash of the type commonly referred to as restricted cash, including security deposits, cash escrowed or deposited with third parties and cash posted to support letters of credit, performance bonds or similar obligations.

“CBA” has the meaning set forth in Section 3.14(a).

“Claim” has the meaning set forth in Section 7.5(a).

“Claim Notice” has the meaning set forth in Section 7.5(a).

“Cleary Gottlieb” has the meaning set forth in Section 8.15.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Cash” means Cash as of 12:01 a.m. Eastern Daylight Time on the date hereof.

“Closing Date Report” has the meaning set forth in Section 2.3(c).

“Closing Payment” has the meaning set forth in Section 2.3(c).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commercial Payor Program” has the meaning set forth in Section 3.23(a).

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by any of the Acquired Group Companies, including all of the Registered Company Intellectual Property Rights.

“Confidentiality Agreement” means collectively, the Non-Disclosure Agreement, dated [***], 2020, by and between Seller Parent and [***], as supplemented by the Clean Team Non-Disclosure Agreement, dated as of [***], 2020 by and between Seller Parent and [***].

“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver.

“Continuing Employee” has the meaning set forth in Section 5.5(a).

“Contract” means any contract, agreement, instrument or other legally binding arrangement, including any written deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Contribution Agreement” means the Contribution Agreement, dated [***], 2020, by and between Seller and the Target Company.

“COVID-19 Actions” means all reasonable actions taken, planned or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of the COVID-19 outbreak, its impact on economic conditions, or actions taken by Governmental Authorities or other Persons in response thereto.

“Credit Facility” means the Credit Agreement dated as of October 30, 2017 by and among Seller Parent as borrower, certain domestic subsidiaries of the borrower from time to time party thereto as guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, the other bank agents party thereto and the joint lead arrangers and joint bookrunners (as amended from time to time).

“CRNA” means a certified registered nurse anesthetist employed by or under Contract with an Acquired Group Company.

“Data Room” means the electronic data sites established for Project Aspen and Project Aspen Clean Room by Intralinks.com on behalf of Seller and to which Buyer and its Representatives have been given access in connection with the transactions contemplated hereby.

“Direct Claim” has the meaning set forth in Section 7.5(a)

“Disputed Items” has the meaning set forth in Section 2.4(b)(iii).

“Distributed Asset Distribution” has the meaning set forth in Section 5.7(b).

“Distributed Assets” means any and all of the Acquired Group Companies’ right, title and interest in and to (i) Cash as of immediately prior to the distribution pursuant to the Assignment and Assumption Agreement, (ii) Accounts Receivable, (iii) the Relief Payments.

“DLA Piper” has the meaning set forth in Section 8.15.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Encumbrance” means any lien, license, pledge, mortgage, security interest, option, right of first refusal, transfer restriction, ownership interest of another Person or similar encumbrance or restriction.

“Enforceability Limitations” has the meaning set forth in Section 3.1(c).

“Environmental Law” means any Law or Order related to (i) pollution or protection, preservation or cleanup of the environment; (ii) the generation, use, handling, treatment, storage, transport, disposal, release, or threatened release of any Hazardous Substance; or (iii) human exposure to Hazardous Substances.

“Equity Securities” means with respect to any Person, (i) any capital stock, limited liability company interests, membership interests, other share capital, equity or ownership interest or voting security, (ii) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any capital stock, limited liability company interests, membership interests or other share capital, equity or ownership interest or voting security, or containing any profit participation features, (iii) any rights, warrants or options directly or indirectly to subscribe for or to purchase any capital stock, limited liability company interests, membership interests, other share capital, equity or ownership interest or voting security, or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any capital stock, limited liability company interests, membership interests, other share capital, equity or ownership interest or voting security or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (iii) above or other similar rights or (v) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Cash” has the meaning set forth in Section 2.3(c).

“Estimated Indebtedness” has the meaning set forth in Section 2.3(c).

“Estimated Working Capital” has the meaning set forth in Section 2.3(c).

“Ex-Im Laws” means all laws and regulations relating to export, re-export, transfer or import controls, including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection.

“Excluded Assets” means the Excluded Entities and those assets set forth on Section 5.7(a)(i) of the Seller Disclosure Schedules.

“Excluded Entities” means the following: (i) [***], (ii) [***] and (iii) entities through which the Seller or its Affiliates operate the Restricted Business in South Carolina, including the following and their respective Subsidiaries if any: [***].

“Excluded Liabilities” means all Liabilities of the Excluded Entities and those liabilities set forth on Section 5.7(a)(i) of the Seller Disclosure Schedules.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f).

“Final Adjustment Report” has the meanings set forth in Section 2.4.

“Final Closing Cash” has the meaning set forth in Section 2.4(b)(iii).

“Final Indebtedness” has the meaning set forth in Section 2.4(b)(iii).

“Final Purchase Price” has the meaning set forth in Section 2.4(b)(iii).

“Final Working Capital” has the meaning set forth in Section 2.4(b)(iii).

“Financial Statements” means the (i) unaudited, internally prepared balance sheet and statements of profit and loss of the Acquired Group Companies and Excluded Entities, at and for the years ended December 31, 2019 and 2018 (including, in each case, any related notes thereto) and (ii) trial balances of the Acquired Group Companies and Excluded Entities for the three months ended March 31, 2020.

“Fraud” means, with respect to any Party, actual fraud (including the element of scienter) with respect to intentional misrepresentations of facts in any of the representations and warranties of such Party set forth in Article 3 or Article 4 of this Agreement, as applicable, that another Party relied upon in determining to enter into this Agreement, as defined under the common law of the State of Delaware.

“Funding Notes” means the funding notes pursuant to which the Affiliated Physician Practices, as payors and obligors thereunder, owe certain dollar amounts to the Seller and its Affiliates, as payee and oblige of the notes.

“GAAP” shall mean the United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any (i) national, federal, state, provincial, county, municipal or local government, foreign or domestic; (ii) political subdivision of any of the foregoing; or (iii) entity, authority, agency, ministry or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, including any commission, tribunal or other quasi-governmental entity established to perform any such function, including, but not limited to, Medicare Administrative Contractors.

“Governmental Health Program” means any Federal Health Care Program, and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Group Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and all other bonus or other cash or other incentive compensation, equity or equity-based, employment, individual consulting, salary continuation, change-of-control, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off and all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements (whether written or unwritten, insured or self-insured) maintained, sponsored, contributed to, or required to be contributed to by Seller, Seller Parent, or any of its or their Subsidiaries or Affiliates or under or with respect to which Seller, Seller Parent, or any of its or their Subsidiaries or Affiliates has any current or contingent Liability or obligation and that, in each case, covers or otherwise provides, or may in the future provide, compensation or benefits to any Acquired Group Company Employee, officer, director or individual service provider of any Acquired Group Company, or beneficiary thereof, other than a Benefit Plan.

“Hazardous Substances” means (i) petroleum (including crude oil or any fraction thereof), asbestos or asbestos containing materials, per- or polyfluoroalkyl substances or polychlorinated biphenyls; or (ii) any chemical, material or substance that is regulated as hazardous, toxic, a pollutant, a contaminant or a waste, or gives rise to Liability or standards of conduct, under any Environmental Law.

“Health Care Laws” means all Laws relating to health care providers’ and health care facilities’ participation in Federal Health Care Programs, the practice of medicine, institutional and professional licensure, diagnostic testing, anesthesiology, anesthetics, pain management, unprofessional conduct, fee-splitting, referrals, patient brokering, corporate practice of medicine, kickbacks, billing and submission of false or fraudulent claims, advertising or marketing of health care services, including Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b), federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the Emergency Medical Treatment and Active Labor Act (42 U.S.C. § 1395dd), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Controlled Substances Act (21 U.S.C. § 801, et seq.) and HIPAA and the rules and regulations promulgated under the foregoing statutes.

“Healthcare Indemnification Threshold” has the meaning set forth in Section 7.4(a).

“Health Care Permits” means all permits, registrations, certificates of need, accreditations and authorizations of any Governmental Authority and any similar foreign or state Person required for the conduct of business in the healthcare industry.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5 and the implementing regulations and guidance promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information, the Standards for Electronic Transactions and Code Sets promulgated thereunder and the notification in the case of a breach of unsecured Protected Health Information Standards, as amended by the HITECH Act and as otherwise amended from time to time) and applicable state Laws regarding patient privacy and the security, use or disclosure of health care record.

“Indebtedness” means, as of immediately prior to the Closing, without duplication: (i) the principal of and accrued and unpaid interest in respect of (A) indebtedness of the Acquired Companies for money borrowed (other than trade debt and other similar Liabilities incurred in the ordinary course of business included in Net Working Capital) and (B) indebtedness or other obligations evidenced by notes, debentures, bonds, mortgages or other similar instruments for the payment of which any of the Acquired Companies is responsible or liable; (ii) all obligations of the Acquired Companies issued or assumed as the deferred purchase price of any property or services, including all conditional sale obligations of any Acquired Company, or any “earn-outs” or other contingent consideration, in each case, valued at the maximum amount payable (but excluding trade accounts payable and other accrued current liabilities included in Net Working Capital); (iii) all obligations of the Acquired Companies under leases required to be capitalized as determined by GAAP; (iv) any Liabilities of the Acquired Companies in respect of any swap, hedge or other derivative transaction, assuming such transaction were terminated on the date hereof; (v) all obligations of the Acquired Companies under any performance bond or letter of credit, but only to the extent drawn; (vi) the Pre-Closing Income Tax Amount and any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes of the Acquired Group Companies deferred pursuant to the CARES Act, if any; and (vii) obligations of the type referred to in clauses (i) through (iv) of another Person secured by any Encumbrance on any property or asset of the Acquired Companies (whether or not such obligation is assumed by the Acquired Companies), and in each case, including any and all accrued interest, prepayment fees, breakage costs and other costs, fees and expenses, premiums, penalties, make-whole payments or similar payment thereon related to any of the foregoing. For purposes of clarity, Indebtedness shall not include any obligations of the Acquired Companies under the Credit Facility or the Indenture to the extent the Acquired Companies have been released from all obligations under the Credit Facility or the Indenture, as applicable, as of the Closing.

“Indemnification Threshold” has the meaning set forth in Section 7.4(a).

“Indemnified Party” has the meaning given to such term in Section 7.5(a).

“Indemnifying Party” has the meaning given to such term in Section 7.5(a).

“Indenture” means the indenture, as supplemented, pursuant to which Seller Parent issued $750,000,000 aggregate principal amount of 5.25% senior unsecured notes due 2023 and $1,000,000,000 aggregate principal amount of 6.250% senior unsecured notes due 2027.

“Intellectual Property Rights” means all intellectual property rights or proprietary rights of any kind, including rights in and to the following, worldwide: (i) any trademark, service mark, trade name, corporate name, logo or trade dress (“Trademarks”); (ii) Internet domain names and social media accounts; (iii) any patent or patent application, and all continuations, continuations-in-part, divisionals and reissues thereof, or invention (whether or not patentable, and whether or not reduced to practice); (iv) confidential trade secrets and know-how (“Trade Secrets”); (v) copyrights and other works of authorship; and (vi) Software; in each case of (i)-(v), whether registered or unregistered, and including any registrations or applications for registration of any of the foregoing.

“Intercompany Account Settlement” has the meaning set forth in Section 5.7(d).

“Interested Person” has the meaning given to such term in Section 7.5(a).

“IP Assignment Agreement” means an appropriate assignment agreement in respect of any registered trademarks, trademark applications, patents or patent applications, and registered copyrights, in each case constituting Registered Company Intellectual Property Rights to effect the transfer of such Registered Company Intellectual Property Rights to the appropriate Acquired Company.

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 3.12(h).

“Knowledge” means: (i) in the case of Buyer, the actual knowledge (without any imputation of constructive, imputed or similar concepts of knowledge or independent investigation) of the individuals set forth on Section 1.1 of the Buyer Disclosure Schedules with respect to the particular matter in question and (ii) in the case of Seller, the actual knowledge (without any imputation of constructive, imputed or similar concepts of knowledge or independent investigation) of the individuals set forth on Section 1.1 of the Seller Disclosure Schedules with respect to the particular matter in question.

“Law” means any law (including common law), statute, code, rule, order, judgment, injunction, ruling, award, decree or writ, ordinance or regulation enacted by any Governmental Authority.

“Lease” means any lease, license, sublease or sublicense, together with all amendments thereto.

“Leased Real Property” means the means the real property currently leased, licensed, subleased or sublicensed by any Acquired Group Company as tenant, licensee, subtenant or sublicensee.

“Legal Proceeding” means any claim, action, audit, investigation, suit, charge, complaint, arbitration, inquiry or proceeding, in each case, by or before any Governmental Authority or arbitral body.

“Liability” means any liability, commitment, debt, claim, demand, expense or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).

“Licensed Intellectual Property Rights” has the meaning set forth in Section 5.12(c).

“Losses” means, whether or not asserted by a third party, all actual losses, damages (available at law or in equity), Taxes, costs or expenses including reasonable fees and expenses of attorneys, accountants and other representatives of a Person, without duplication.

“Malpractice Tail Policy” has the meaning set forth in Section 5.6(d).

“Material Adverse Effect” means any change, event, fact, occurrence, development or state of circumstances (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of the Acquired Group Companies, taken as a whole; provided, however, that in no event shall any Effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Material Adverse Effect if such Effect relates to, arises out of or results from (i) changes in general economic or business conditions in the United States; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States; (iii) changes in conditions generally affecting the industry or geographic region in which any of the Acquired Group Companies operate; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyber-terrorism or cyber-attack or any changes in political conditions; (v) any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, pandemic or disease outbreak (including the COVID-19 virus); (vi) changes or proposed changes in applicable Law or GAAP or in the interpretation or enforcement thereof; (vii) any changes or proposed changes to reimbursement rates or in methods or procedures for determining such rates, any terminations or proposed terminations of reimbursements, or any changes or proposed changes to eligibility requirements by any commercial or governmental payor, in each case, whether such changes or terminations are or would be applicably nationally or to only certain geographic areas; or (viii) any failure by the Acquired Group Companies to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excluded from this definition); provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above may constitute or contribute to a Material Adverse Effect to the extent that such Effect has a disproportionate impact on the Acquired Group Companies compared to other companies that operate in the industries in which the Acquired Group Companies operate.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Net Working Capital” means as of 12:01 a.m. Eastern Daylight Time on the date hereof, the aggregate amount (which may be a positive or negative number) of the combined current assets (excluding Accounts Receivable) of the Acquired Group Companies solely to the extent included in the asset accounts set forth on Exhibit A minus the combined current liabilities (excluding (i) accounts receivable credit balances, overpayments and refunds relating to accounts receivable, in each case, solely to the extent such credit balances, overpayments and refunds constitute Overpayment Amounts and (ii) medical malpractice liabilities) of the Acquired Group Companies, in each case, determined on a combined basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Financial Statements; provided, however, that in the event of any conflict between such principles and GAAP, GAAP shall control; provided, further, that (i) income, gross receipts and franchise Tax assets and deferred Tax assets shall not be included in combined current assets, and that income, gross receipts and franchise Tax liabilities and deferred Tax liabilities shall not be included in combined current liabilities, (ii) “Net Working Capital” shall not include amounts otherwise taken into account in the calculation of Closing Cash and (iii) the calculation of Net Working Capital shall be prepared in accordance with the illustrative calculation of Net Working Capital provided on Exhibit A.

“Notice of Disagreement” has the meaning set forth in Section 2.4(b)(ii).

“Order” means any judgment, ruling, determination, order, injunction, award or decree or writ of any Governmental Authority.

“Ordinary Course of Business” means, with respect to Seller Parent or its Subsidiaries (including Seller and the other Acquired Companies) or its affiliated physician practices (including the Affiliated Physician Practices) in the conduct of its businesses (including the Aspen Business), the ordinary course of business consistent with the past custom and practice of such Persons (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Overhead and Shared Services” means the following ancillary or corporate shared services that are provided to the Acquired Group Companies by Seller or its Affiliates (other than the Acquired Group Companies): travel and entertainment services; temporary labor services; office supplies services (including copiers and faxes); personal telecommunications services (including email); computer/telecommunications maintenance and support services; fleet services; energy/utilities services; procurement and supply arrangements; treasury services; financial reporting services; public relations; legal services; risk management services; payroll services; telephone/data connectivity services; disaster recovery services; accounting services; tax services; internal audit services; executive management services; investor relations services; human resources and employee relations management services; employee benefits services; credit, collections and accounts payable services; property management services; environmental support services; and customs and excise services.

“Overpayment Amounts” means, collectively, (i) any amount owed to any third party by Buyer or any of the Acquired Group Companies to the extent reflected as “Accounts Receivable Credit Balance” on the balance sheet of the Acquired Group Companies as of the Closing, to the extent not reflected in Net Working Capital as a current liability, (ii) any amount owed to any Governmental Authority by Buyer or any of the Acquired Group Companies to the extent in respect of (x) that certain one-time payment to the Acquired Group Companies made by OptumBank via automated clearing house on or around April 10, 2020 with the description “HHS PAYMENT” and those certain Terms and Conditions applicable to the CARES Act Provider Relief Fund, as defined by The U.S. Department of Health and Human Services, (y) the applications described on Section 1.1(a) of the Seller Disclosure Schedule or (z) any other funds received by the Acquired Group Companies in respect of the CARES Act or the PPPHCEA prior to the date hereof, and (iii) fifty percent (50%) of any amount owed to any Governmental Authority by Buyer or any of the Acquired Group Companies in respect of any Relief Payments as defined in clause (ii) of the definition thereof. For purposes of clarity, all amounts of the type described in the line item labeled “Accounts Receivable Credit Balance” in the March 31, 2020 trial balances of the Acquired Group Companies and Excluded Entities shall be Overpayment Amounts.

“Owned Real Property” means all land, together with all of an Acquired Group Company’s right, title and interest to all buildings, structures, facilities and improvements located thereon, owned by an Acquired Group Company, together with such Acquired Group Company’s rights, if any, to all easements, rights and appurtenances relating to the foregoing.

“Parent Acquirer” means [***].

“Party” means the Seller or Buyer, collectively referred to as “Parties”.

“Payor” means any and all Governmental Health Programs and all other health care service plans, health maintenance organizations, health insurers and/or other private commercial or governmental third-party payors.

“Per Claim Threshold” has the meaning set forth in Section 7.4(a).

“Permits” means all permits (including Health Care Permits), licenses, certificates, exemptions, franchises, authorizations, registrations and approvals obtained from Governmental Authorities.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements in accordance with GAAP; (ii) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business that are not yet due and payable; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority) that do not materially interfere with the operation of the Aspen Business and are not violated by any of the Acquired Group Companies or their assets; (v) customary covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Encumbrances, in each case affecting real property that are disclosed in publicly recorded documents and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the property subject thereto and which are not violated in any material respect by the current use or occupancy of such real property or the operation of the Aspen Business of the Acquired Group Companies; (vi) non-exclusive licenses of Intellectual Property Rights granted by the Acquired Group Companies to customers of the Aspen Business in the Ordinary Course of Business; (vii) any Encumbrances described in the notes to the Balance Sheet and Financial Statements; and (viii) any restrictions on transfer under the Securities Act and any state securities Law.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency, or political subdivision thereof).

“Post-Closing Straddle Period” means the portion of the Straddle Period beginning after the date of this Agreement.

“Post-Closing Straddle Period Taxes” means Taxes of the Acquired Group Companies allocable to the Post-Closing Straddle Period pursuant to Section 6.2.

“Post-Closing Taxes” means any Taxes of the Acquired Group Companies for any Post-Closing Tax Period and shall include any Post-Closing Straddle Period Taxes.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the date of this Agreement.

“PPPHCEA” means the Paycheck Protection Program and Health Care Enhancement Act signed into law and in effect as of April 24, 2020.

“Pre-Closing Income Tax Amount” means an amount (which shall not be less than zero for any jurisdiction or taxpaying entity) equal to the sum of all unpaid liabilities for Pre-Closing Taxes that are income, gross receipts or franchise Taxes of the Acquired Group Companies, calculated (i) as if the applicable taxable period of each Acquired Group Company ended on the date hereof (in accordance with Section 6.2), (ii) by ignoring all Tax payments made after 12:01 a.m. Eastern Daylight Time on the date hereof in respect of such Tax liabilities, (iii) by excluding from taxable income in the 2020 Pre-Closing Tax Period or 2020 Pre-Closing Straddle Period, as applicable, any adjustment pursuant to Section 481 of the Code (or similar provision of state, local or non-U.S. Law) that as of December 31, 2019 has not yet been included in taxable income in the Pre-Closing Tax Period or Pre-Closing Straddle Period, as applicable, (iv) by including in taxable income any deferred revenue or prepaid amount that would not yet have been included in taxable income and (v) in accordance with the past practices and methodologies of the Acquired Group Companies in filing Tax Returns.

“Pre-Closing Occurrences” has the meaning set forth in Section 5.6(b).

“Pre-Closing Straddle Period” means the portion of the Straddle Period ending on and including the date of this Agreement.

“Pre-Closing Straddle Period Taxes” means Taxes of the Acquired Group Companies allocable to the Pre-Closing Straddle Period pursuant to Section 6.2.

“Pre-Closing Taxes” means any Taxes of the Acquired Group Companies for any Pre-Closing Tax Period and shall include any Pre-Closing Straddle Period Taxes. For the avoidance of doubt, Pre-Closing Taxes includes any Taxes of the Acquired Group Companies arising as a direct result of the the Distributed Asset Distribution, the Business Asset Contribution, the Excluded Assets, the Intercompany Account Settlement or the cancellation or settlement of the Funding Notes.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the date of this Agreement and shall include any Pre-Closing Straddle Period.

“Privacy Requirement” means (i) any Law or obligation under Contract pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws, excluding Health Care Laws and Contract obligations relating thereto, and (ii) any privacy policy or the like of any of the Acquired Group Companies, or by which they are otherwise bound.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 3.17(b).

“Registered Company Intellectual Property Rights” has the meaning set forth in Section 3.12(a).

“Released Buyer Person” has the meaning set forth in Section 8.14(a).

“Released Seller Person” has the meaning set forth in Section 8.14(a).

“Releasing Buyer Person” has the meaning set forth in Section 8.14(b).

“Releasing Seller Person” has the meaning set forth in Section 8.14(b).

“Relief Payments” means (i) an amount equal to all amounts that the Aspen Business is or may be eligible to receive with respect to applications made by the Acquired Group Companies prior to the date hereof set forth on Schedule 1.1(b), and (ii) an amount equal to fifty percent (50%) of any additional amounts that the Aspen Business is or may become eligible to receive with respect to amounts appropriated prior to the date hereof to the Public Health and Social Services Emergency Fund pursuant to the CARES Act or PPPHCEA. For purposes of clarity, Relief Payments shall expressly exclude any funds that the Acquired Group Companies may be entitled to receive with respect to any amounts appropriated to the Public Health and Social Services Emergency Fund pursuant to an action by the U.S. Congress or otherwise on or after the date hereof.

“Representatives” as to any Person means such Person’s Affiliate and its and their respective directors, officers, managers, employees, investment bankers, consultants, attorneys, accountants and other professional advisors and representatives of a Person.

“Restricted Business” means the provision of anesthesiology services.

“Restricted Territory” means the United States.

“Resolution Period” has the meaning set forth in Section 2.4(b)(ii).

“Retained Claims Threshold” has the meaning set forth in Section 7.4(a).

“Retained Policies” has the meaning set forth in Section 5.6(b).

“Review Period” has the meaning set forth in Section 2.4(b)(i).

“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) the government of, resident in, or organized under the laws of a geography that is the subject of comprehensive restrictive Sanctions from time to time (at present, Cuba, Iran, North Korea, Syria, and the Crimea region); or (iii) majority owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller’s Counsel” has the meaning set forth in Section 8.15.

“Seller Indemnitee” has the meaning set forth in Section 7.3.

“Seller Parent” means Mednax, Inc., a Florida corporation, as the parent entity of the Seller.

“Seller Restricted Entity” means the Seller and its Affiliates (excluding the Acquired Group Companies).

“Seller Retained Marks” has the meaning set forth in Section 5.12.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Software” means all of the following, and all rights therein: (i) computer software or programs of any kind (and in any form, including source code, object code, and executable code), including mobile applications, web- or browser-based applications, application programming interfaces and other interfaces, engines, utilities, tools, scripts, libraries, and software implementations of algorithms, methodologies, models or practices; and (ii) databases, data collection and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information); in each case of (i) and (ii), together with all related documentation.

“Specified Buyer Representations” has the meaning set forth in Section 7.1.

“Specified Seller Representations” has the meaning set forth in Section 7.1.

“Straddle Period” means a taxable period beginning on or before, and ending after, the date of this Agreement.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) more than 50% of the capital stock or other equity interest; or (ii) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person, but not (for the avoidance of doubt) the Affiliated Physician Practices).

“Subsidiary Shares” has the meaning set forth in Section 3.4(a).

“Sufficiency of Assets Indemnification Threshold” has the meaning set forth in Section 7.4(a).

“Target Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Target Securities” has the meaning set forth in the recitals.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes, withholdings, assessments, levies, duties or other governmental charges in the nature of a tax imposed by any Governmental Authority, including without limitation any income, excise, property, sales, use, occupation, transfer, conveyance, payroll, disability, workers’ compensation, unemployment compensation or other employment-related taxes, ad valorem, valued-added, social security, franchise, estimated severance, or stamp taxes; premium taxes; taxes based upon or measured by capital stock; escheat and abandoned or unclaimed property liabilities; and capital gains, alternative minimum, accumulated earnings, personal holding company, net worth or gross receipts taxes; in each case together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.

“Tax Attribute” means any net operating loss, net capital loss or tax credit that could be carried forward or back to reduce Taxes, but excluding, for the avoidance of doubt, tax basis in any asset.

“Tax Authority” means any Governmental Authority, board, bureau, body, person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax.

“Tax Cut-Off Date” has the meaning set forth in Section 6.8(a).

“Tax Indemnified Party” has the meaning set forth in Section 6.8(a).

“Tax Indemnifying Party” has the meaning set forth in Section 6.8(a).

“Tax Return” means any report, return, information return, form, declaration, statement, or other document required to be filed with any Tax Authority with respect to Taxes, including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.5.

“Third-Party Payments” has the meaning set forth in Section 7.4(e).

“Top Payor” has the meaning set forth in Section 3.23(a).

“Top Vendors” has the meaning set forth in Section 3.24.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transfer Taxes” has the meaning set forth in Section 6.5.

“Transferred Assets” means all of the assets, properties, claims and rights of every kind, nature, character and description, tangible, real or personal, wherever located, primarily related to, primarily used in or primarily held for use in the conduct of the Aspen Business held by Seller and its Affiliates (other than the Acquired Group Companies), excluding Intellectual Property Rights (which shall be governed by Section 5.12) and the Distributed Assets, Excluded Assets and those assets, the use of which is provided for under the Transition Services Agreement.

“Transferred Intellectual Property Rights” has the meaning set forth in Section 5.12(a).

“Transferring Employees” has the meaning set forth in Section 5.5(d).

“Transition Services Agreements” means those certain transition services agreements, entered into as of the date hereof between Buyer and Seller.

“WARN Act” has the meaning set forth in Section 3.14(c).

ARTICLE 2

PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Target Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Target Securities, free and clear of all Encumbrances (other than any restrictions on transfer under the Securities Act and any state securities Laws), in consideration for payment of the Purchase Price.

Section 2.2    Purchase Price. The aggregate purchase price payable by Buyer to Seller for the Target Securities (the “Purchase Price”) shall be an amount (which may be positive or negative) equal to the Closing Payment (as determined in accordance with Section 2.3(c)), (a) plus the amount, if any, payable by Buyer to Seller pursuant to Section 2.4(c) or (b) minus the amount, if any, payable by Seller to Buyer pursuant to Section 2.4(c).

Section 2.3    Closing and Closing Deliveries.

(a)    The closing of the transactions contemplated hereby (the “Closing”) shall take place concurrently with the execution of this Agreement at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, or electronically by the mutual exchange of facsimile or portable document format (.pdf) signatures on the date hereof.

(b)    At the Closing:

(i)    Buyer shall deliver to Seller:

(A)    the Closing Payment, as determined pursuant to Section 2.3(c), by wire transfer of immediately available funds in U.S. dollars to the account of Seller set forth on Section 2.3(b)(i)(A) of the Seller Disclosure Schedules;

(B)    a counterpart of each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliates.

(ii)    Seller shall deliver (or cause to be delivered) to Buyer:

(A)    copies of stock certificates evidencing the Target Securities, to the extent certificated, free and clear of all Encumbrances (other than any restrictions on transfer under the Securities Act and any state securities Laws) duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and otherwise in proper form for transfer; with originals thereof to be delivered to Buyer within two (2) Business Days after the Closing;

(B)    a counterpart of each Ancillary Agreement to which the Seller or any of their Affiliates is a party, duly executed on behalf of the Seller or such Affiliate;

(C)    an IRS Form W-9 from the Seller and an executed certificate from the Seller in form and substance compliant with Treasury Regulations Section 1.1445-2(b), certifying that the Seller is not a foreign person within the meaning of Section 1445 of the Code; and

(D)    evidence of the termination of any Contracts between an Acquired Company, on the one hand, and any of their respective Affiliates, on the other hand (other than any Ancillary Agreements and any Contracts (a) listed on Section 2.3(b)(ii)(D) of the Seller Disclosure Schedules or (b) to which only Acquired Companies are party; provided however, for a period of thirty (30) days following the date hereof, the Acquired Group Companies party to the Contracts listed on Section 2.3(b)(ii)(D) shall have the right to terminate such Contracts with immediate effect without any obligations or Liability thereunder and to the extent any such Contracts are terminated, such Contracts shall be deemed Excluded Liabilities for all purposes hereunder.

(c)    For purposes of determining the amount of cash to be paid by Buyer to Seller at the Closing pursuant to Section 2.3(b)(i)(A) (the “Closing Payment”), concurrently with or prior to the execution and delivery of this Agreement, Seller has prepared and delivered to Buyer a written report (the “Closing Date Report”) setting forth in reasonable detail Seller’s good-faith estimate of (i) Net Working Capital as of the date of this Agreement (without giving effect to the other transactions contemplated hereby) (which may be a positive or negative number) (“Estimated Working Capital”), (ii) Closing Cash as of the date of this Agreement (without giving effect to the other transactions contemplated hereby) (“Estimated Closing Cash”), (iii) Indebtedness as of the date of this Agreement (without giving effect to the other transactions contemplated hereby (“Estimated Indebtedness”) and (iv) on the basis of (i), (ii) and (iii), the Closing Payment, calculated in the manner described below, in each case, determined in accordance with the definitions in this Agreement and, as applicable, Exhibit A. The Closing Payment shall be an amount equal to (A) the Base Purchase Price, (B) plus the Estimated Closing Cash, (C) plus Estimated Working Capital and (D) minus Estimated Indebtedness.

Section 2.4    Determination of Final Purchase Price.

(a)    As soon as reasonably practicable following the date of this Agreement (but no later than seventy-five (75) days after the date of this Agreement), Buyer shall deliver to Seller a statement (the “Buyer Adjustment Report”) setting forth in reasonable detail Buyer’s good-faith calculation of Net Working Capital, Closing Cash, Indebtedness and the Purchase Price as of the date of this Agreement, in each case, determined in accordance with the definitions in this Agreement and, as applicable, Exhibit A.

(b)    The following procedures shall apply with respect to the review of Buyer Adjustment Report:

(i)    Seller shall have a period of sixty (60) days after receipt by Seller of Buyer Adjustment Report to review such Report (the “Review Period”). During the Review Period, Buyer shall make available to Seller and its Representatives, subject to customary confidentiality undertakings, reasonable access, during normal business hours upon reasonable advance notice and in a manner so as to not unreasonably interfere with the business and operations of Buyer and Acquired Group Companies, to all relevant personnel, Representatives of Buyer, relevant portions of books and records of the Acquired Group Companies and other items reasonably requested by Seller in connection with its review of the Buyer Adjustment Report and any dispute with respect thereto as contemplated by this Section 2.4.

(ii)    If Seller does not deliver to Buyer a written statement describing any objections that Seller has to Buyer Adjustment Report (a “Notice of Disagreement”) on or before the final day of the Review Period, then Seller shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c). If Seller delivers to Buyer a Notice of Disagreement on or before the final day of the Review Period, then Buyer and Seller shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”). The Notice of Disagreement shall specify which aspects of the Buyer Adjustment Report are being disputed and describe in reasonable detail the basis for such dispute, and provide the Seller’s alternative calculation for each disputed item in reasonable detail. If Buyer and Seller reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c).

(iii)    If a resolution is not reached on or before the final day of the Resolution Period, then Buyer and Seller shall promptly (and in any event no later than five (5) Business Days after the last day of the Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 2.4(b)(iii). The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of Buyer and Seller and (B) prepare and deliver to Buyer and Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”). During the ten (10) days after submission of the Disputed Items to the Accounting Firm, each of Buyer and Seller may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Disputed Items (and only the Disputed Items). The Accounting Firm’s determination of the Disputed Items and the Accounting Firm’s Report shall be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and on the definitions set forth in, and on a basis consistent with, this Agreement, including as applicable, Exhibit A. The Accounting Firm shall issue a final report consisting of the Buyer Adjustment Report, as modified by the Accounting Firm to incorporate any changes thereto in accordance with the Accounting Firm’s Report, which final report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c). Each of Buyer and Seller agree that (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report and the Final Adjustment Report as issued by the Accounting Firm shall be deemed to be final and binding, (2) the procedures set forth in this Section 2.4 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report and (3) the Final Adjustment Report, including the Accounting Firm’s determination under this Section 2.4(b)(iii), shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court of competent jurisdiction. The place and seat of the proceedings before the Accounting Firm shall be New York City, New York, U.S.A., and such proceedings shall be conducted in English. Net Working Capital as of the date of this Agreement as set forth in the Final Adjustment

Report (which may be a positive or negative number) shall be deemed to be the “Final Working Capital”. Closing Cash as of the date of this Agreement as set forth in the Final Adjustment Report shall be deemed to be the “Final Closing Cash”. Indebtedness as of the date of this Agreement as set forth in the Final Adjustment Report shall be deemed to be the “Final Indebtedness”. Purchase Price as of the date of this Agreement as set forth in the Final Adjustment Report shall be deemed to be the “Final Purchase Price”.

(iv)    Each of Buyer and Seller shall pay its own respective costs and expenses incurred in connection with this Section 2.4. The costs and expenses of the Accounting Firm shall be borne by Buyer and Seller in proportion as is appropriate to reflect their relative success in the resolution of the Disputed Items. For example, if Seller challenges the calculation of the Final Purchase Price by an amount of $100,000, but the Accounting Firm determines that Seller has a valid claim for only $60,000, then Buyer shall bear sixty percent (60%) of the fees and expenses of the Accounting Firm and Seller shall bear the other forty percent (40%) of such fees and expenses.

(c)    Within two (2) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.4 (including by failure to timely deliver a Notice of Disagreement):

(i)    if the Additional Payment Amount is a positive number, then Buyer shall pay an amount in cash equal to the Additional Payment Amount to Seller by wire transfer of immediately available funds in U.S. dollars to an account of Seller designated in writing by Seller to Buyer; or

(ii)    if the Additional Payment Amount is a negative number, then Seller shall pay an amount in cash equal to the absolute value of the Additional Payment Amount to Buyer by wire transfer of immediately available funds in U.S. dollars to an account of Buyer or its designee designated in writing by Buyer to Seller.

For purposes hereof, “Additional Payment Amount” means an amount equal to (1) Final Closing Cash, plus (2) Final Working Capital minus (3) Final Indebtedness minus (4) Estimated Closing Cash, minus (5) Estimated Working Capital plus (6) Estimated Indebtedness. For the avoidance of doubt, the Additional Payment Amount may be a negative number.

Section 2.5    Withholding Tax. Notwithstanding any other provision of this Agreement, Buyer and Seller or their Affiliates and agents shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any amounts payable or deliverable under this Agreement such amounts as are required to be withheld under applicable Law; provided that, other than in respect of compensatory withholding, backup withholding or withholding under Section 1445 of the Code, the Person making such deduction or withholding shall (i) use commercially reasonable efforts to notify the recipient of the payment subject to such deduction or withholding of its intent to deduct or withhold at least two (2) Business Days prior thereto and (ii) cooperate in good faith to reduce or eliminate such deduction or withholding to the extent permitted under applicable Law. Any such withheld amounts that are timely withheld and deposited with the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would have otherwise been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules (which shall be interpreted in accordance with Section 8.12(f)), Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof:

Section 3.1    Organization and Authority of Seller .

(a)    Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Florida. Seller has full legal right, all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby (including all power and authority to sell, assign, transfer and convey the Target Securities as provided by this Agreement).

(b)    The execution and delivery by Seller of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller.

(c)    This Agreement, each Ancillary Agreement to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions hereby and thereby have been duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”). No other corporate actions on the part of Seller are necessary to authorize, execute and deliver this Agreement, the Ancillary Agreements contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby.

Section 3.2    Organization, Authority and Qualification of the Acquired Group Companies.

(a)    Each Acquired Group Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, professional corporate or professional limited liability company power, as applicable, qualifications and authority to own, lease and operate its respective properties and assets and to conduct its business as it is now being conducted.

(b)    Each Acquired Group Company is duly authorized, licensed, qualified or registered to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the operation of its business as currently conducted makes such authorization, license, qualification or registration necessary, except where the failure to be so authorized, licensed, qualified, registered or in good standing (i) has not been, and would not be reasonably expected to be, materially adverse to the Acquired Group Companies, taken as a whole, and (ii) has not prevented or materially impeded, impaired or delayed, and would not reasonably be expected to prevent or materially impede, impair or delay, the Acquired Group Companies from consummating the transactions contemplated by any Ancillary Agreement or otherwise prevent the Acquired Group Companies from performing their respective obligations thereunder.

Section 3.3    Capitalization; Organizational Documents of the Target Company.

(a)    The authorized capital stock of the Target Company consists of a single class of shares of common stock, par value, $0.01 per share, all of which are issued and outstanding, and constitute the Target Securities.

(b)    All of the Target Securities have been duly authorized and validly issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom and are fully paid and non-assessable (to the extent applicable). All of the Target Securities have been issued in accordance with the Target Company’s Organizational Documents. The Target Securities are not subject to and were not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, phantom stock or participation or subscription rights or similar rights.

(c)    The Seller is the sole beneficial and record owner of, and has good, valid and marketable title to, all of the Target Securities, free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws). Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Target Securities, free and clear of (i) any preemptive rights, purchase options, call options, rights of first refusal, phantom stock or participation or subscription rights or similar rights and (ii) all Encumbrances (other than any restrictions on transfer under the Securities Act and any state securities Laws and any Encumbrances created by Buyer). There are no declared or accrued but unpaid dividends with respect to any of the Target Securities.

(d)    Except for the Target Securities, there are no Equity Securities of any class of the Target Company or any securities convertible into or exchangeable or exercisable for any such Equity Securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, restricted stock units, restricted units, subscriptions, call rights, put rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the shares of capital stock of the Target Company or obligating Seller or Target Company to issue, sell, purchase, retire, return or redeem any Equity Securities or equity-based interests in the Target Company, including the Target Securities. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Target Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Target Securities or any other Equity Securities of the Target Company.

(e)    Seller has delivered true, correct and complete copies of the Organizational Documents of each Acquired Group Company to Buyer.

Section 3.4    Subsidiaries.

(a)    Section 3.4(a) of the Seller Disclosure Schedules contains a true, correct and complete list of each of the Subsidiaries of the Target Company, the jurisdiction of its incorporation or organization, the direct owner of the outstanding capital stock or other Equity Securities of such Subsidiary, the percentage of the outstanding capital stock or other Equity Securities of such Subsidiary owned by the Target Company or any of its Subsidiaries and its employer identification number. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in such Subsidiaries described on Section 3.4(a) of the Seller Disclosure Schedules (the “Subsidiary Shares”) have been duly authorized and validly issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom and are fully paid and non-assessable (to the extent applicable). All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially exclusively by an Acquired Company, and (i) are not subject to and were not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, phantom stock or participation or subscription rights or similar rights and (ii) are free and clear of all Encumbrances or any other restrictions on transfer (other than Permitted Encumbrances and any restrictions on transfer under the Securities Act and any state securities Laws).

(b)    Except for the Subsidiary Shares, there are no Equity Securities of any class of any Subsidiary of the Target Company or any securities convertible into or exchangeable or exercisable for any such Equity Securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, restricted stock units, restricted units, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any Subsidiary of the Target Company or obligating Seller, the Target Company or any Subsidiary of the Target Company to issue, sell, purchase, retire, return or redeem or sell any shares of capital stock of, or any other interest in, any Subsidiary of the Target Company. There are no outstanding or authorized stock appreciation rights, phantom stock or interests, performance-based rights, equity or equity-based rights or interests, or profit participation or similar rights or obligations of any Subsidiary of the Target Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any Subsidiary of the Target Company.

(c)    Except for the Subsidiary Shares, no Acquired Company has any direct or indirect ownership in any Person.

Section 3.5    No Conflicts; Consents.

(a)    Subject to receipt of the Consents and Permits set forth on Section 3.5(a) of the Seller Disclosure Schedules, and making of the declarations, filings and notices, referred to in Section 3.5(b), neither the execution, delivery or performance by Seller or any Acquired Group Company of this Agreement, any Ancillary Agreement to which Seller or any Acquired Group Company, as applicable, is a party, nor the consummation of the transactions contemplated hereby or thereby, will:

(i)    result in a violation or breach of, or default under (with or without notice or lapse of time or both), or require any consent, approval, authorization or other action by or notice to be given to any Person under, any provision of the Organizational Documents of Seller or any Acquired Group Company;

(ii)    conflict with, result in a violation or breach of, or default under (with or without notice or lapse of time or both) any Law or Order applicable to Seller or any Acquired Group Company (including its properties or assets);

(iii)    (A) result in a material violation or breach of, (B) constitute a material default under (with or without notice or lapse of time or both), (C) result in the acceleration of or create in any party the right to accelerate, amend, terminate or cancel under, or any other right under, (D) require the consent of, and (E) give rise to a loss of material benefit under, or notice to be provided to, any third party to, in each case, any Material Contract; or

(iv)    result in the creation of any Encumbrance (other than Permitted Encumbrances);

except, in the case of clauses (ii) through (iv), where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to be materially adverse to Seller or the Acquired Group Companies, taken as a whole, or prevent or materially impede, impair or delay Seller or the Acquired Group Companies from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Seller or the Acquired Group Companies from performing their respective obligations hereunder and thereunder.

(b)    No Consent, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Acquired Group Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of declarations and notices or modification with, and receipt of Consents and Permits of, the Governmental Authorities set forth on Section 3.5(b) of the Seller Disclosure Schedules, and (ii) such Consents, Permits, declarations, filings, notices or modifications the failure of which to make or obtain would not reasonably be expected to be materially adverse to the Acquired Group Companies, taken as a whole, or to prevent or materially impede, impair or delay the ability of the Seller or the Acquired Group Companies to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prevent Seller or the Acquired Group Companies from preforming their respective obligations hereunder and thereunder.

(c)    This Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby will not result in a breach of or default under the Credit Facility or Indenture by the Seller or any of its Affiliates. Each Acquired Group Company that is party to the Credit Facility or Indenture will be automatically released as a guarantor under the Credit Facility and Indenture at the Closing with no further Liability or obligations with respect to the Acquired Group Companies and such releases do not require further action. All Encumbrances on any assets of any of the Acquired Group Companies securing an interest of a counterparty under the Credit Agreement or the Indenture will be automatically released at the Closing with no further

Liability or obligations with respect to the Acquired Group Companies and such releases do not require further action. There is no underlying obligation with regard to the UCC lien, dated January 1, 2012, by and between CNY Anesthesia and KeyBank National Association.

Section 3.6    Financial Statements; No Undisclosed Liabilities.

(a)    True and complete copies of the Financial Statements have been made available to Buyer and are included in Section 3.6(a) of the Seller Disclosure Schedules. The Financial Statements (i) fairly present, in all material respects, the combined financial position and results of operations of the businesses described therein as of the dates indicated therein and for the periods covered thereby, and (ii) were derived from the financial reporting systems and the consolidated financial statements of Seller Parent, which consolidated financial statements were prepared in accordance with GAAP applied consistently throughout the periods covered thereby, except that the Financial Statements (A) may reflect certain allocations of costs of Seller attributable to the Aspen Business that may not reflect what would have been incurred if the Aspen Business had operated on a stand-alone basis during such periods, (B) may be subject to normal year-end adjustments and (C) do not include footnotes and other presentation items, none of which items described in clauses (A) or (B), would reasonably be expected to be material to the Acquired Group Companies, taken as a whole.

(b)    The Acquired Group Companies do not have any Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP, except for Liabilities (i) that are adequately reserved against in the Balance Sheet, (ii) that have been incurred in the Ordinary Course of Business (taking into account all COVID-19 Actions) since the Balance Sheet Date (none of which arises out of any breach of Contract, warranty, tort, infringement, misappropriation or violation of applicable Law), (iii) for future performance under existing Contracts, or (iv) that would not reasonably be expected to be material to the Acquired Group Companies, taken as a whole, or prevent or materially impede, impair or delay the Seller or the Acquired Group Companies from consummating the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prevent Seller or the Acquired Group Companies from preforming their respective obligations hereunder and thereunder. Except as set forth in Section 3.6(b) of the Seller Disclosure Schedules, no Acquired Group Company is party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among any Acquired Group Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off balance sheet arrangement (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

(c)    Seller Parent has established and administered a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting. In the past three (3) years, there has not been (i) any significant deficiency or material weakness in any system of internal accounting controls used by the Seller or any of its Affiliates, (ii) to the Knowledge of the Seller, any fraud or other wrongdoing that involves any of the management or other employees of the Seller or any of its Affiliates who have a role in the preparation of financial statements or the internal accounting controls used by Seller and its Affiliates, in each case, that relate to the Acquired Group Companies, or (iii) any claim or allegation regarding any of the foregoing.

(d)    Seller and its Affiliates have made and kept books, records and accounts with respect to the Aspen Business that have been maintained in material compliance with applicable accounting requirements. Seller and its Affiliates have devised and maintained a system of internal accounting controls designed to provide reasonable assurances that (i) all material information concerning the Acquired Group Companies is made on a timely basis to the individuals responsible for the preparation of the Financial Statements and (ii) transactions have been recorded as necessary to permit the preparation of the Financial Statements.

Section 3.7    Absence of Certain Developments

(a)    Except for the transactions contemplated by this Agreement (including the Assignment and Assumption Agreement) or as set forth in Section 3.7 of the Seller Disclosure Schedules, since December 31, 2019 until the date of this Agreement, the Acquired Group Companies have operated in the Ordinary Course of Business (taking into account all COVID-19 Actions) and there has not been any Material Adverse Effect.

(b)    Except as set forth in Section 3.7 of the Seller Disclosure Schedules or as contemplated pursuant to this Agreement, the Ancillary Agreements and the Contribution Agreement, since December 31, 2019 until the date of this Agreement, (x) none of the Seller or any of its Affiliates (other than any Acquired Group Company) has contributed or assigned any liabilities to any Acquired Group Company other than in the Ordinary Course of Business or in connection with the Contribution Agreement and (y) no Acquired Group Company has:

(i)    incurred any casualty, loss, damage or destruction of any property that is material to the Acquired Group Companies, taken as a whole, and that is not covered by insurance, subject to any retentions, deductibles or similar items;

(ii)    entered into a new line of business, abandoned or discontinued any existing lines of business;

(iii)    authorized for issuance, issued sold, pledged, granted or encumbered any of the Equity Securities;

(iv)    purchased, redeemed or otherwise acquired Equity Securities of any Acquired Group Company;

(v)    sold, transferred or otherwise disposed of any material asset or property (tangible or intangible) other than in the Ordinary Course of Business;

(vi)    adopted a plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization;

(vii)    requested or accepted advanced or accelerated payment from any Medicare Administrative Contractors;

(viii)    sold, assigned, leased, licensed, let lapse, abandoned, transferred or otherwise disposed of any Company Intellectual Property Rights, other than licenses granted by the Acquired Group Companies to customers of the Aspen Business;

(ix)    (A) other than COVID-19 Actions, materially delayed or materially postponed the payment of accounts payable and other Liabilities or accrued any expenses outside the Ordinary Course of Business, (B) accelerated or accepted the prepayment of any accounts receivable or accelerated billings or recognized revenue outside the Ordinary Course of Business, (C) other than COVID-19 Actions, agreed or negotiated with any party to extend the payment date of any accounts payable or (D) other than COVID-19 Action, otherwise change any policies or practices with respect to payables, receivables or cash management;

(x)    other than COVID-19 Action, made any material change in the operations or policies with respect to selling services, accounting for such sales, its cash management practices or in any method of accounting or account policies (except to the extent required by GAAP), including any change or modification of any Acquired Group Company’s credit, collection or payment policies, procedures or practices (i.e. acceleration of collections or accounts receivables (whether or not past due), written off accounts receivables or failed to pay or delayed payment of payables or other Liabilities);

(xi)    unless required by Law, (i) modified, extended or entered into any CBA or (ii) recognized or certified any labor union, labor organization or group of employees of the Acquired Group Companies as the bargaining representative for any employees of the Acquired Group Companies;

(xii)    (i) materially increased or decreased the compensation or other benefits payable or to become payable by any Acquired Group Company to any Acquired Group Company Employee or officer, director, clinician or individual service provider of any Acquired Group Company with a base salary after such increase or decrease in excess of $300,000 (for purposes of clarity, any increase or decrease of ten percent (10%) or less shall not be considered material); (ii) entered into an award of, announcement related to or agreement to pay any cash incentive, equity or equity-based awards, severance, change in control, retention, separation, commission, or benefit to any Acquired Group Company Employee, or officer, director, clinician or individual service provider of any Acquired Group Company; (iii) increased the coverage or benefits available under any Group Benefit Plan (or any plan, program, policy, agreement, contract, or arrangement that would constitute a Group Benefit Plan if in effect as of the date of this Agreement) other than as set forth pursuant to the terms of the Transition Services Agreements; (iv) terminated, adopted, established, modified, or amended any Group Benefit Plan other than as set forth pursuant to the terms of the Transition Services Agreements; (v) accelerated or committed to accelerate the funding, payment, or vesting of any compensation or benefit to any Acquired Group Company Employee, or officer, director, clinician or individual service provider of any Acquired Group Company under any Group Benefit Plan or otherwise (except as required under this Agreement); (vi) hired or terminated (other than for “cause”) any Acquired Group Company Employee, or officer, director, clinician or individual service provider of any Acquired Group Company with a base salary greater than $300,000; or (vii) waived or released any noncompetition, nonsolicitation, nondisclosure, or other restrictive covenant obligation of any Acquired Group Company Employee, or officer, director, clinician or individual service provider; or

(xiii)    agreed to take any of the foregoing actions.

(c)    Except as set forth in Section 3.7(c)(i) of the Seller Disclosure Schedules, the Contribution Agreement, has not been amended, restated, modified or supplemented. Seller has provided to Buyer true and complete copies of the Contribution Agreement and the Assignment and Assumption Agreement. Section 3.7(c)(ii) of the Seller Disclosure Schedules sets forth all of the assets and Liabilities contributed to the Acquired Group Companies pursuant to the Contribution Agreement.

Section 3.8     Title, Condition and Sufficiency of Assets.

(a)    The Acquired Group Companies have good and valid title to all owned material tangible personal property reflected in the Balance Sheet or acquired after the Balance Sheet Date, in each case free and clear of all Encumbrances other than Permitted Encumbrances (subject to the transfer of the Distributed Assets pursuant to the Assignment and Assumption Agreement), except for properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. The Acquired Group Companies have a valid leasehold, license, or other interest in, or other right to hold or use, all other material tangible personal property held or used by such Acquired Group Companies, except for leaseholds, licenses or other interests expiring in accordance with their terms or terminated in the Ordinary Course of Business. The assets, properties, claims interests and rights, whether real or personal or whether tangible or intangible, wherever located, of the Acquired Group Companies (other than (i) the transition services to be provided to Buyer or its Affiliates under the Transition Services Agreements and (ii) the Overhead and Shared Services) constitute all the assets, properties, claims, interests and rights) (x) used or held for use in the conduct of the Aspen Business and (y) necessary and sufficient for the continued conduct of the Aspen Business and the business of the Acquired Group Companies after the date hereof in the Ordinary Course of Business.

Section 3.9    Compliance with Laws; Permits.

(a)    (i) The Acquired Group Companies are, and during the six (6) years prior to the date hereof have been, in compliance in all material respects with all Laws (including Health Care Laws) applicable to such Acquired Group Companies or their assets or business activities; (ii) during the six (6) years prior to the date hereof, no Acquired Group Company has received any notice or communication from or on behalf of any Governmental Authority alleging any material noncompliance by such Acquired Group Company with respect to any such Law, a material deficiency in connection with the operation of the business of the Acquired Group Companies, or, to the Seller’s Knowledge, threatening or affecting the operation of the business of the Acquired Group Companies; and (iii) to the Seller’s Knowledge, no inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, professional review organization, accrediting organization or certifying agency regarding a violation of any such Law is pending or threatened in writing, in each such case, except as would not be materially adverse to the Acquired Group Companies, taken as a whole, or prevent or materially impede, impair or delay Seller or the Acquired Group Companies from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Seller or the Acquired Group Companies from performing their respective obligations hereunder and thereunder.

(b)    All Permits necessary or required for the Acquired Group Companies (i) to conduct their business and operations as currently conducted and (ii) to occupy their leased properties have been obtained by such Acquired Group Company, are valid and in full force and effect, except where the failure to obtain any such Permit or the failure to be valid and in full force and effect would not be materially adverse to the Acquired Group Companies, taken as a whole, or prevent or materially impede, impair or delay the Seller or the Acquired Group Companies from consummating the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prevent the Seller or the Acquired Group Companies from performing their respective obligations hereunder and thereunder. The Acquired Group Companies are, and during the six (6) years prior to the date hereof have been, in material compliance with all such Permits. During the six (6) years prior to the date hereof, no Acquired Group Company has received any notice or communication from or on behalf of any Governmental Authority alleging any violation of any material Permit, the failure to hold any material Permit, or to the Seller’s Knowledge, threatening the suspension, revocation, restriction or modification of any material Permit or the imposition of any fine, penalty or other sanctions.

(c)    Neither Seller nor any of its Subsidiaries, with respect to the Aspen Business, and no Acquired Group Company: (i) is a party to a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services or a deferred prosecution agreement with the United States Department of Justice, (ii) has a reporting obligation pursuant to any settlement agreement entered into with any Governmental Authority or other Person, (iii) has been served as a defendant in any qui tam/False Claims Act (31 U.S.C. §3729 et. seq.) litigation, or (iv) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter or personal or telephone contact by or from any Governmental Authority.

(d)    No Acquired Group Company nor any director, officer, employee or agent thereof, with respect to actions taken on behalf of any Acquired Group Company or, to the Seller’s Knowledge, any Affiliated Physician, with respect to actions taken on behalf of an Acquired Group Company has been (i) excluded or suspended from participating in any Governmental Health Program, nor, to the Seller’s Knowledge, is any such exclusion threatened or pending, or (ii) listed on the System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs. No Acquired Group Company, any of their respective directors, officers, employees or agents thereof, with respect to actions taken on behalf of any Acquired Group Company or, to the Seller’s Knowledge, any Affiliated Physician, with respect to actions taken on behalf of an Acquired Group Company, has been sanctioned pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b.

(e)    The Acquired Group Companies maintain, and during the six (6) years prior to the date hereof have maintained, a compliance program designed to promote compliance, with Health Care Laws and ethical standards.

(f)    The Acquired Group Companies have implemented (i) appropriate physical, technical and administrative safeguards to protect Protected Health Information or “PHI” (as defined under HIPAA), (ii) written policies and procedures as required by HIPAA, and (iii) appropriate corrective action to address any material vulnerabilities identified as a result of assessments undertaken by the Acquired Group Companies as required by HIPAA. No Acquired Group Company nor any director or officer has received written notice from any Governmental Authority or other Person of any allegation regarding its failure to comply with HIPAA or any other Health Care Law or regulation applicable to PHI, or been the subject of any civil or criminal penalty, claim, action or proceeding, or any administrative or other regulatory review, survey, proceeding or order in connection with any actual or potential violation by the Acquired Company of HIPAA, in each case, except as would not reasonably be expected to be materially adverse to the Acquired Group Companies, taken as a whole.

(g)    The Acquired Group Companies are appropriately enrolled in and in good standing under Governmental Health Programs, as applicable. The Acquired Group Companies, have timely and accurately filed all material reports, data and other information required to be filed with Governmental Authorities regarding their respective businesses, except as would not reasonably be expected to be materially adverse to the Acquired Group Companies, taken as a whole. All billing and collection procedures of, and claims submitted by the Acquired Group Companies with respect to all Governmental Health Programs and Commercial Payor Programs have been in compliance in all material respects with all regulatory laws, regulations, and policies of, and Payor agreements with such Governmental Health Programs and Commercial Payor Programs. To the Seller’s Knowledge, the Acquired Group Companies are not, and have not during the past six (6) years, been in violation of the corporate practice of medicine restrictions and requirements applicable in the states in which the Aspen Business operates, in any material respect. The Acquired Group Companies are not, and have not during the past six (6) years, been in violation of fee-splitting restrictions and requirements applicable in the states in which the Aspen Business operates, in any material respect.

Section 3.10    Legal Proceedings; Governmental Orders.

(a)    There is, and during the three (3) years prior to the date hereof there has been, no Legal Proceeding pending by or against or, to the Seller’s Knowledge, threatened against, at law or in equity, any of the Acquired Group Companies, or, if applicable, their respective officers, directors, or managers (in their capacities as such or otherwise with respect to the Aspen Business or the Acquired Group Companies), or affecting any of their properties or assets (or by or against Seller or any Affiliate thereof and relating to the Acquired Group Companies), including any Real Property, that, involve an amount in controversy in excess of $100,000 (other than malpractice claims), involve or seek specific enforcement, an injunction, non-monetary remedies or other equitable relief or if determined adversely to the relevant Acquired Group Company (or Seller or relevant Affiliate thereof), individually or in the aggregate, would reasonably be expected to prevent or materially impede, impair or delay the ability of the Seller or the Acquired Group Companies to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, or from performing their respective obligations hereunder and thereunder. Except as set forth on Section 3.10 of the Seller Disclosure Schedules, the Acquired Group Companies have not in the three (3) years prior to the date hereof and do not intend to initiate any Legal Proceedings relating to the Aspen Business.

(b)    There are not, and during the three (3) years prior to the date hereof there have not been, any Orders that would reasonably be expected to be material to the Acquired Group Companies, taken as a whole, or to prevent or materially impede, impair or delay the ability of the Seller or the Acquired Group Companies to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, or from performing their respective obligations hereunder and thereunder. There are no settlement agreements or similar written agreements between any Acquired Group Company, on the one hand, and any Governmental Authority or other Person, on the other hand.

Section 3.11    Material Contracts.

(a)    Section 3.11(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list of the following Contracts, including all amendments, supplements, waivers or other modifications thereto to which an Acquired Group Company is party or by which it or its assets or properties will be bound after the Closing ((the Contracts listed or required to be listed on Section 3.11 of the Seller Disclosure Schedules collectively, the “Material Contracts”):

(i)    any Lease with respect to Leased Real Property; involving rental obligations exceeding $100,000 per year;

(ii)    any Contract with aggregate payments, or with reasonably expected aggregate payments, to or by the Acquired Group Companies more than $1,000,000 in any calendar year that cannot be cancelled by an Acquired Group Company without material Liability upon no more than thirty (30) days’ notice (other than employment agreements and Contracts with Payors);

(iii)    any Contract that (A) requires an Acquired Group Company to purchase its total requirements of any product or service from any other Person, (B) contains minimum quantity obligation (with respect to marketing, distribution or sale or purchase of any of the products or services of the Acquired Group Companies) or (C) contains “take or pay” or similar provisions, in each case that cannot be cancelled by an Acquired Group Company without material Liability upon no more than thirty (30) days’ notice;

(iv)    any Contract that contains a (A) “most-favored-nation” clause, (B) right of first offer;

(v)    any Contract that limits or purports to limit the ability of any Acquired Group Company to (A) compete in any line of business in any market or geographical area or (B) solicit or hire any individuals for employment;

(vi)    any Contract between an Affiliated Physician Practice, on the one hand, and the Acquired Group Companies, on the other hand (excluding any acquisition agreements entered into in connection with the acquisition of the Affiliated Physician Practice by the Seller or its Affiliates that have no material Liabilities outstanding);

(vii)    any Contract between Seller or any Affiliate of Seller, on the one hand, and the Acquired Group Companies, on the other hand (excluding any acquisition agreements entered into in connection with the acquisition of the Affiliated Physician Practice by the Seller or its Affiliates that have no material Liabilities outstanding);

(viii)    (A) any Contract with Top Vendors and (B) Contracts with Top Payors with respect to the respective jurisdictions set forth on Section 3.23 of the Seller Disclosure Schedules;

(ix)    any Contract requiring or otherwise relating to any future capital expenditures (or series of such capital expenditures) by any Acquired Group Companies in excess of $100,000 individually or $250,000 in the aggregate;

(x)    any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness or extensions of credit;

(xi)    any Contract (A) entered into during the three (3) years prior to the date hereof that relates to the acquisition, disposition or assignment of any business or the acquisition, disposition, assignment, issuance, voting, registration, sale or transfer of a material amount of stock or assets of any Person or a material amount of any real property (whether in a single transaction or a series of related transactions or whether by merger, sale of stock, sale of assets or otherwise) and which is binding (other than with respect to confidentiality or similar provisions) on an Acquired Group Company, (B) relating to the future disposition or acquisition of material assets or properties by any Acquired Group Company outside the Ordinary Course of Business, or any future merger or business combination with respect to any Acquired Group Company or (C) which contains any material outstanding obligations of any Acquired Group Company with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation or material indemnification obligation;

(xii)    any partnership, joint venture or other similar Contract;

(xiii)    any Contract to which a Governmental Authority is a party, other than with respect to Governmental Health Programs;

(xiv)    any Contract involving any resolution, conciliation or settlement of any actual or threatened Legal Proceeding against or involving any Acquired Group Company with a value in excess of $1,000,000 (A) that was entered into within the three (3) years prior to the date hereof, (B) requiring payments that have not been discharged or paid in full prior to the date hereof or (C) that provides for any ongoing injunctive or other non-monetary relief binding against such Acquired Group Company;

(xv)    any Contract pursuant to which (A) an Acquired Group Company is granted a license to any Intellectual Property Rights that are material to the Aspen Business (other than licenses for unmodified, commercially available software for which the total upfront and annual fees or other payments are less than $100,000) or (B) an Acquired Group Company grants a license of any material Company Intellectual Property Rights (other than non-exclusive licenses granted to customers of the Aspen Business in the Ordinary Course of Business) or (C) any Intellectual Property Rights that are material to the Aspen Business were developed or acquired, or will be developed or acquired (other than agreements entered into with employees of the Acquired Group Companies in the Ordinary Course of Business);

(xvi)    any Contract providing for severance or change in control, transaction, retention or any similar bonus to any Acquired Group Company Employee, or officer, director or individual service provider of any Acquired Group Company with a base salary in excess of $450,000;

(xvii)    any Contract that is a CBA;

(xviii)    any Contract that is for the employment or engagement of any Acquired Group Company Employee, at annual base salary in excess of $450,000;

(xix)    any other Contract (other than employment agreements and offer letters or individual consulting or independent contractor agreements) that is reasonably likely in the Ordinary Course of Business to have an annual value of greater than $500,000, or a value over the remaining term thereof of $1,000,000 or more, other than with Payors, healthcare facilities or employee or Benefit Plan matters; and

(xx)    any commitment or arrangement to enter into any of the foregoing.

(b)    Seller has made available to Buyer or its representatives copies of each Material Contract that are correct and complete in all material respects. Each Material Contract is in full force and effect and is a valid and binding agreement of an Acquired Group Company enforceable against such Acquired Group Company in accordance with its terms and, to the Seller’s Knowledge, the other parties thereto, except as (i) such enforceability may be limited by the Enforceability Limitations and (ii) would not reasonably be expected to be materially adverse to the Acquired Group Companies, taken as a whole, or to prevent or materially impede, impair or delay Seller or the Acquired Group Companies from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Seller or the Acquired Group Companies from performing their respective obligations hereunder and thereunder.

(c)    No Acquired Group Company nor, to the applicable Seller’s Knowledge, any other party to any Material Contract, is in material breach of or material default under, or has provided or received any notice of (i) any actual or alleged default or event that with or without notice or the lapse of time, or both, would constitute a material default, (ii) waiving any material right under any Material Contract or (iii) any intention to terminate, fail to renew or renegotiate, or cancel any Material Contract. Subject to receipt of the Consents and Permits set forth on Section 3.5(a) of the Seller Disclosure Schedules, and making of the declarations, filings and notices, referred to in Section 3.5(b), each Material Contract will continue to remain in full force and effect after the Closing on terms and conditions identical to those as in effect immediate prior to the Closing, except as would not reasonably be expected to be materially adverse to the Acquired Group Companies, taken as a whole, or prevent or materially impede, impair or delay Seller or the Acquired Group Companies from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Seller or the Acquired Group Companies from performing their respective obligations hereunder and thereunder.

Section 3.12    Intellectual Property

(a)    Section 3.12(a) of the Seller Disclosure Schedules contains a true, correct and complete list of all (i) patents, registrations and applications for registration with Governmental Authorities, private domain registrars, or other similar office or agency, and (ii) social media accounts, in each case included in the Company Intellectual Property Rights (the “Registered Company Intellectual Property Rights”). All Registered Company Intellectual Property Rights are subsisting, all actions required to be taken with the applicable Governmental Authority, registrar or other office or agency to keep such Registered Company Intellectual Property Rights in force have been taken (including payment of maintenance fees and the like), and, to the Seller’s Knowledge, all Registered Company Intellectual Property Rights are valid and enforceable.

(b)    The Acquired Group Companies exclusively own all right, title and interest in and to all Company Intellectual Property Rights, free and clear of all Encumbrances, except for Permitted Encumbrances. Immediately after the Closing, Seller and its Affiliates (excluding the Acquired Group Companies) will not own any Intellectual Property Rights that are used or held for use in the Aspen Business, other than such rights to the Licensed Intellectual Property Rights. None of the Licensed Intellectual Property Rights are material to the Aspen Business. No Person has any license rights to any Company Intellectual Property Rights other than license rights granted by an Acquired Group Company (or authorized sublicenses under a license granted by an Acquired Group Company). None of the Affiliated Physician Practices own any Registered Company Intellectual Property Rights or any other Intellectual Property Rights that are material to the Aspen Business.

(c)    The Acquired Group Companies own, or have the right to use in the manner currently used, all Intellectual Property Rights used in the respective business of the Acquired Group Companies as currently conducted, and will continue to own or have such rights immediately after the Closing.

(d)    Except as set forth on Section 3.12(d) of the Seller Disclosure Schedules, (i) the Acquired Group Companies are not infringing, misappropriating or otherwise violating, and have not in the past three (3) years infringed, misappropriated or otherwise violated, and the operation of the Aspen Business as currently conducted does not infringe, misappropriate or otherwise violate, any valid and enforceable Intellectual Property Right owned by any Person and (ii) to the Seller’s Knowledge, there is no infringement, misappropriation or other violation by any Person of the Company Intellectual Property Rights.

(e)    None of the Acquired Group Companies has brought, or threatened in writing, any Legal Proceeding against any Person, alleging that such Person is infringing, misappropriating or otherwise violating any Company Intellectual Property Rights and no Legal Proceeding is pending or, to the Seller’s Knowledge, threatened against any of the Acquired Group Companies claiming that it has infringed, misappropriated or otherwise violated, or the operation of the business of such Acquired Group Company infringes, misappropriates or otherwise violates, a valid and enforceable Intellectual Property Right owned by any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights.

(f)    The Acquired Group Companies have taken commercially reasonable steps to protect the confidentiality of the Trade Secrets included in the Company Intellectual Property Rights. To the Seller’s Knowledge, there has been no unauthorized disclosure, misappropriation or loss of any such Trade Secrets that are material to the Aspen Business.

(g)    The Acquired Group Companies have obtained from their employees and third-party contractors and vendors present, written assignments of all material Intellectual Property Rights that were developed by such Persons within the scope of their employment or their engagement, except to the extent owned by the Acquired Group Companies by operation of Law.

(h)    The Acquired Group Companies’ information technology equipment, hardware, Software, systems, data, databases and networks (including those provided by Seller or its Affiliates or third parties) (collectively, “IT Systems”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the Aspen Business, and are adequate and sufficient for the operations of the Acquired Group Companies and the Aspen Business. The Acquired Group Companies have taken commercially reasonable steps to (i) provide for the back-up and recovery of data and information stored in its IT Systems and has implemented commercially-reasonable incident response, disaster recovery, and business continuity plans, procedures and resources and (ii) protect the integrity and security of the IT Systems (and the information and data stored thereon, or processed or transmitted thereby, from (A) unauthorized use, access, alteration, deletion or disclosure and (B) any viruses, bugs, faults or other devices or effects that could enable or assist any Person to access without authorization the IT Systems or otherwise significantly adversely affect the functionality of the IT Systems, except as disclosed in their documentation (and, to the Seller’s Knowledge, the IT Systems do not contain any such viruses, bugs, faults or other devices). In the past three (3) years, there have been no material failures, disruptions, or substandard performance of any of the IT Systems and there has not been any unauthorized access to such IT Systems or any unauthorized access, use, alteration, deletion or disclosure of any information or data stored thereon, or processed or transmitted thereby.

(i)    The Acquired Group Companies have complied with, and are in compliance with, all Privacy Requirements in all material respects. No Acquired Group Company has made any notice or disclosure to any Governmental Authority with respect to a violation or potential violation of any Privacy Requirement, and, to the Seller’s Knowledge, no Governmental Authority has made any inquiry or investigation with respect to the same.

Section 3.13    Employee Benefit Plans

(a)    Section 3.13(a) of the Seller Disclosure Schedules sets forth a complete and correct list of all material Benefit Plans and Group Benefit Plans; provided that, solely for purposes of Section 3.13(a) of the Seller Disclosure Schedules, an employment agreement, offer letter and individual consulting agreement shall be considered “material” only if it is with an Acquired Group Company Employee with a base salary in excess of $450,000 annually and provides for severance or change in control benefits. Seller has provided to Buyer copies of all material documents setting forth the terms of each Benefit Plan and Group Benefit Plan, including all amendments thereto and all related trust documents.

(b)    None of the Benefit Plans or Group Benefit Plans is, and none of the Acquired Group Companies has any current or contingent Liability or obligation in respect of, any plan subject to Section 412 or 430 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA or subject to Sections 4063, 4064 or 4069 of ERISA. No Benefit Plan or Group Benefit Plan provides, and none of the Acquired Group Companies has any current or potential obligation to provide, post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law. No Acquired Group Company has, or is reasonably expected to have, any current or contingent Liability or obligation: (i) under Title IV of ERISA; or (ii) on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).

(c)    Except as would not reasonably be expected to result in a material Liability to any Acquired Group Company: (i) each Group Benefit Plan has been maintained and operated in accordance with its terms and all applicable Laws, including ERISA and the Code and (ii) no Legal Proceeding has been threatened, asserted or instituted, or, to Seller’s Knowledge, is anticipated, against any of the Group Benefit Plans (other than routine claims for benefits and appeals of such claims). There is no Legal Proceeding (other than routine and undisputed claims for benefits) pending or, to Seller’s Knowledge, threatened with respect to any Benefit Plan. Each Benefit Plan (and each related trust, insurance contract, or fund) has been established, maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws. Each Group Benefit Plan and each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination letter from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that could adversely affect the qualification of such Group Benefit Plan or Benefit Plan. There has been no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Benefit Plan. With respect to each Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been made in accordance with the terms of the Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing that are not yet due have been made or properly accrued. None of the Acquired Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(d)    Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, could result in: (i) any payment or benefit becoming vested, due or payable to any Acquired Group Company Employee, or officer, director or individual service provider of any Acquired Group Company; (ii) the increase in any compensation or benefits otherwise payable to any Acquired Group Company Employee, or officer, director or individual service provider of any Acquired Group Company; or (iii) the acceleration of the timing of vesting, funding, delivery or payment of any compensation or benefits to any current or former Acquired Group Company Employee, or officer, director or individual service provider of any Acquired Group Company.

Section 3.14    Employee and Labor Matters.

(a)    Except as set forth in Section 3.14(a) of the Seller Disclosure Schedules, no Acquired Group Company is a party to or bound by any collective bargaining agreements or other similar labor agreements (each a “CBA”); there are no CBAs or any other labor-related agreements or arrangements that pertain to any Acquired Group Company Employee ; and no Acquired Group

Company Employee is represented by any labor union or other labor organization with respect to their employment with the Acquired Group Companies or Seller or its Affiliates. (i) There is no, and during the past three (3) years there has been no, unfair labor practice complaint pending or, to the applicable Seller’s Knowledge, threatened before the National Labor Relations Board or any other Governmental Authority with respect to the Acquired Group Companies or Seller or its Affiliates (solely with respect to the Acquired Group Company Employees); (ii) during the past three (3) years, there has been no labor strike, material dispute, arbitration, slowdown or stoppage pending or, to the applicable Seller’s Knowledge, threatened against any of the Acquired Group Companies or Seller or its Affiliates (solely with respect to the Acquired Group Company Employees); and (iii) during the past three (3) years, no material grievance, charge, audit or other labor dispute or Legal Proceeding arising out of or under any CBA has been pending or, to the applicable Seller’s Knowledge, threatened against any of their affiliated Acquired Group Companies or Seller or its Affiliates (solely with respect to the Acquired Group Company Employees). To the applicable Seller’s Knowledge, there are no, and for the past three (3) years there have been no, union organizing campaigns in progress with respect to employees of any Acquired Group Company or Seller or its Affiliates (solely with respect to the Acquired Group Company Employees).

(b)    The Acquired Group Companies and Seller represent that they and their Affiliates have no notice obligations to, or obligations to obtain the consent of, any labor union or labor organization, which is representing any Acquired Group Company Employee, in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(c)    No Acquired Group Company or Seller or its Affiliates (solely with respect to the Acquired Group Company Employees) has effectuated or announced within the last twelve (12) months a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local Law, regulation or ordinance (collectively, the “WARN Act”)) affecting any facility or any operating units within any facility, effectuated a “mass layoff” (as defined in the WARN Act) affecting any facility, or violated the WARN Act; provided that, for purposes of clarity, this representation relates solely to conduct taken by the Acquired Group Companies, Seller, and/or its Affiliates with respect to Acquired Group Company Employees on or prior to the date hereof that, standing alone, would implicate or violate the WARN Act, without accounting for or making any representation with respect to any conduct of Buyer or any of its Affiliates (including, following the Closing, the Acquired Group Companies) on or following the date hereof that might, either standing alone or when aggregated or otherwise combined with conduct taking by the Acquired Group Companies, Seller, or its Affiliates on or prior to the date hereof, implicate the WARN Act or result in any violation of the WARN Act (whether retroactively or otherwise).

(d)    Except as set forth in Section 3.14(d) of the Seller Disclosure Schedules, no Acquired Group Company is a party to or bound by any (i) employment Contracts with any Continuing Employee pursuant to which such Acquired Group Company is obligated to provide such Continuing Employee with base salary exceeding $450,000 annually and which cannot be terminated by such Acquired Group Company without cause by providing sixty (60) days or less notice and without penalty or payment in connection with such termination (other than amounts accrued prior to termination); (ii) Contracts with consultants pursuant to which such Acquired

Group Company is obligated to make base compensation payments exceeding $450,000 annually (other than payments that may be earned pursuant to clinical expense pool or bonus plans) and which cannot be terminated by such Acquired Group Company without cause by providing sixty (60) days’ or less notice and without penalty or payment in connection with such termination (other than amounts accrued prior to termination); (iii) Contracts with Continuing Employees that provide for retention bonuses, stay bonuses, change in control payments, or transaction bonuses; and (iv) employee leasing agreements that require more than sixty (60) days’ notice for termination by the Acquired Group Company without cause or that require payment of penalty or termination fee in connection with termination.

(e)     Each Acquired Group Company is, and Seller and its Affiliates (solely with respect to the Acquired Group Company Employees) and, during the three (3) years prior, has been in material compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment, including, without limitation, all laws respecting wages, hours of work, independent contractor and exempt employee classification, immigration, harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance and occupational safety and health. There are no, and for the past three (3) years there have been no, material Legal Proceedings pending, or to the applicable Seller’s Knowledge, threatened in writing between any of the Acquired Group Company Employees, on the one hand, and any Acquired Group Company or Seller or its Affiliates, on the other hand, relating to employment practices or any applicable employment Laws.

(f)    There are no, and for the past three (3) years there have been no, material Legal Proceedings pending or, to the applicable Seller’s Knowledge, threatened, relating to employment of any employee or alleged employee (whether current, former or retired) of an Acquired Group Company.

(g)    To the applicable Seller’s Knowledge, no current or former employee or independent contractor of any Acquired Group Company or Seller or its Affiliates (solely with respect to the Acquired Group Company Employees) is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to any Acquired Group Company or Seller or its Affiliates; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Acquired Group Company or Seller or its Affiliates.

(h)    To the applicable Seller’s Knowledge, no Acquired Group Company Employee who is above the level of Director, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(i)    The Acquired Group Companies and Seller and its Affiliates (solely with respect to the Acquired Group Company Employees) have, during the past three (3) years, investigated all sexual harassment, discrimination or retaliation allegations of which they are aware. With respect to each such allegation that Seller or its Affiliate or the applicable Acquired Group Company deems to have merit, Seller, its applicable Affiliate or the applicable Acquired Group Company has taken corrective action that it deems appropriate.

(j)    Except as set forth on Section 3.14(d) of the Seller Disclosure Schedules, no Acquired Group Company or Seller or its Affiliates (solely with respect to the Acquired Group Company Employees) has taken any actions in respect of the COVID-19 virus to furlough or otherwise temporary lay-off employees or individual independent contractors, terminate the employment or engagement of any employee or independent contractor, reduce hours, wages or fees or benefits of employees or individual independent contractors or provided notice of any intent to do the foregoing.

(k)    Each employment agreement with any Acquired Group Company Employee who is a physician (i) contains restrictive covenant agreements in favor of the applicable Acquired Group Company and (ii) is enforceable against such Acquired Group Company in accordance with its terms and, to the Seller’s Knowledge, the Acquired Group Company Employee party thereto, except as such enforceability may be limited by the Enforceability Limitations.

Section 3.15    Taxes.

(a)    All material Tax Returns required to be filed under applicable Law by the Acquired Group Companies have been timely filed, taking into account all available extensions. Such Tax Returns are true, correct, and complete in all material respects. All material amount of Taxes (whether or not shown as due on such Tax Returns) of the Acquired Group Companies have been timely paid (or have been paid on their behalf) in full.

(b)    Each Acquired Group Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Law.

(c)    No written claim, which remains unresolved, has ever been made by a Tax Authority in any jurisdiction where the Acquired Group Companies do not file Tax Returns that an Acquired Group Company (as applicable) is required to file Tax Returns or pay material Taxes in such jurisdiction. No Acquired Group Company currently is, or has to Seller’s Knowledge ever been, subject to Tax in any jurisdiction outside the United States.

(d)    No Acquired Group Company (x) is or has ever been a member of an “affiliated group” (other than, a group the common parent of which is the Seller Parent (or any predecessor entity) or another Acquired Group Company) filing an affiliated, consolidated, combined or unitary Tax Return, (y) is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any material obligation to make any payments after the Closing (other than customary Tax indemnification provisions contained in commercial agreements a primary purpose of which does not relate to Taxes) or (y) has any material Liability for Taxes of any Person (other than a group the common parent of which is the Seller Parent (or any predecessor entity) or another Acquired Group Company) pursuant to Treasury Regulation Section 1.1502-6(a) (or any similar provision of applicable Law), as a transferee or successor, by contract (other than customary Tax indemnifications contained in commercial agreements a primary purpose of which does not relate to Taxes), by assumption or otherwise.

(e)    No amount or benefit that could be received (whether in cash, property or the vesting in cash or property) under any Benefit Plan or otherwise as a result of or in connection with the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur) by any “disqualified individual” (as such term is defined in Section 280G(c) of the Code) could, either individually or in combination with any other amount or benefit, fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code.

(f)    Each Benefit Plan of any Acquired Group Company that is subject to Section 409A of the Code, in whole or in part, has at all times while subject to Section 409A of the Code complied in all material respects with Section 409A of the Code.

(g)    No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from Seller or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h)    There is no material Tax deficiency outstanding, assessed or proposed in writing against any Acquired Group Company.

(i)    No audit, other examination, claim or legal proceeding of any Tax Return of the Acquired Group Companies is presently in progress, nor has any Acquired Group Company been notified in writing of any request for such an audit, other examination claim or legal proceeding. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Acquired Group Company for any taxable period and no request for any such waiver or extension is currently pending. No Acquired Group Company has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(j)    No Acquired Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) change in (or improper use of) any method of accounting for a taxable period ending on or prior to the date hereof under Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into prior to the Closing; (iii) installment sale or “open transaction” disposition made prior to the Closing; (iv) deferred revenue or prepaid amount received prior to the Closing; or (v) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). In addition, to the Knowledge of the Seller, no Acquired Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any deferred intercompany gain arising, or excess loss account existing, prior to the Closing, in each case, described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(k)    No Acquired Group Company (i) is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority, or (ii) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 (or so much of Section 356 as relates to Section 355) or Section 361 of the Code in the two (2) years prior to the date of this Agreement.

(l)    There are no material Encumbrances for Taxes (other than for Taxes not yet due and payable) upon any of the assets of any Acquired Group Company.

(m)    None of the Acquired Group Companies “participate” or have “participated” in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)    Section 3.15(n) of the Seller Disclosure Schedules lists the current U.S. federal income Tax classification of each Acquired Group Company.

(o)    None of the Acquired Group Companies has deferred any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes pursuant to the CARES Act.

(p)    Except in respect of a Seller Consolidated Tax Return, the Acquired Group Companies have, not since December 31, 2019, made or changed or revoked any material Tax election; filed any material amended Tax Return; changed (or made any request to a Governmental Authority to change) any Tax accounting period; settled or compromised any material Tax claim relating to any Acquired Group Company; surrendered or forfeited any right to claim a material refund of Taxes of any Acquired Group Company that was reflected as an asset in the Financial Statements for the year ended December 31, 2019; or consented to any extension or waiver of the limitation period applicable to any Tax Return or any claim or assessment in respect of Taxes (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course);

Notwithstanding any other provisions of this Agreement, nothing in this Agreement (including this Section 3.15) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax Attribute or the Tax basis of any assets of the Acquired Group Companies in a Post-Closing Tax Period.

Section 3.16    Environmental Matters. Except as has not been and would not be materially adverse to any Acquired Group Company:

(a)    Each Acquired Group Company is and during the three (3) years prior to the date hereof has been in compliance with all applicable Environmental Laws and has obtained and is and during the three (3) years prior to the date hereof has been in compliance with all Permits required by applicable Environmental Laws to operate the Aspen Business.

(b)    During the three (3) years prior to the date hereof (or earlier if unresolved), no Acquired Group Company has received any written notice from any Governmental Authority or other Person alleging a violation of Environmental Law by or Liability under Environmental Law of any Acquired Group Company.

(c)    There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened in writing against any Acquired Group Company pursuant to Environmental Law.

(d)    There has been no handling, disposal, or release of, contamination by, or exposure of any Person to Hazardous Substances (including on, under or from any Real Property and/or by an Acquired Group Company) that has resulted or would result in a Liability (contingent or otherwise) of, or a requirement for notification, investigation or remediation by, any Acquired Group Company under any Environmental Law.

(e)    Seller has provided to Buyer copies of all environmental audits, assessments, and reports and all other material environmental, health, or safety documents in its or any Acquired Group Company’s possession or control that relate to any Acquired Group Company or its past or current properties, facilities, or operations.

(f)    Neither the signing of this Agreement nor the consummation of the purchase of the Target Securities and the other transactions contemplated hereby will result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or other Person, pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the rules and regulations promulgated thereunder, or any other Environmental Law.

Section 3.17    Real Property.

(a)    There is no Owned Real Property.

(b)    The Leased Real Property constitutes all of the real property utilized by the Aspen Business. Seller has delivered or made available to Buyer true and correct copies, in all material respects, of all leases, subleases, licenses, concessions, and other occupancy arrangements, and amendments thereto and guarantees thereof with respect to Real Property (“Real Property Leases”) (including any intercompany leases between or among the Acquired Group Companies and any of their respective Affiliates).

(c)    Except as set forth on Section 3.17(c) of the Seller Disclosure Schedules, or in the Ordinary Course of Business, with respect to each Real Property Lease: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect against the Acquired Group Company that is party thereto and, to the applicable Seller’s Knowledge, each other party thereto; (ii) no Acquired Group Company nor, to the Seller’s Knowledge, any other party to such Real Property Lease is in default under such Real Property Lease, no Acquired Group Company nor, to the Seller’s Knowledge, any other party to such Real Property Lease has received notice of any such default under such Real Property Lease and no event has occurred which, with the delivery of notice, passage of time or both, would constitute such a default or permit the termination, modification or acceleration of rights under such Real Property Lease; (iii) except as set forth on Section 3.17(c) of the Seller Disclosure Schedules, no Acquired Group Company is a sublessor, licensor or grantor under any Lease granting to any other Person any right to the possession or occupancy of any of the Leased Real Property (or any portion thereof), (iv) there are no material disputes with respect to any Real Property Lease, (v) no Acquired Group Company owes any brokerage commissions or finder’s fees with respect to such Real Property Lease, (vi) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such real Property Lease and (vii) the other party to such lease is not an Affiliate of, and otherwise does not have any economic interest in, any Acquired Group Company.

(d)    For Real Property Leases where lessor or owner of the underlying real property is a customer of an Acquired Group Company, the terms of such Real Property Leases are in compliance with all Health Care Laws.

Section 3.18    Insurance. Section 3.18 of the Seller Disclosure Schedules sets forth a list that is true, correct and complete in all material respects, of all material insurance policies maintained by or issued in the name of or for the benefit of an Acquired Group Company. Except as set forth on Section 3.18 of the Seller Disclosure Schedules, the Seller has made available to Buyer copies of all such policies. Such policies are in full force and effect, and all premiums due with respect thereto have been paid. No Acquired Group Company has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Acquired Group Companies. There are no claims pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The insurance coverage under the insurance policies maintained by the Acquired Group Companies is comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry and satisfy all material insurance requirements under applicable Law, Permits or Material Contracts to which any Acquired Group Company is a party or by which it is bound.

Section 3.19    Affiliated Physician Practices.

(a)    Section 3.19 of the Seller Disclosure Schedules sets forth a true and complete list of each affiliated professional entity of the Acquired Companies (excluding the Excluded Entities, each, an “Affiliated Physician Practice”), including: (i) its name and jurisdiction of organization or formation; and (ii) the names of all of the holders thereof and the number or percentage, as applicable, of shares or other equity interests held by each such holder. Each Affiliated Physician Practice is a corporation or other legal entity duly organized or formed, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its state of formation, organization or incorporation, as applicable, and has all requisite corporate or other entity power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted.

(b)    Each Affiliated Physician and CRNA has all required licenses or other authorizations or certifications with respect to all applicable Health Care Laws necessary to perform the functions that he or she currently performs for such Affiliated Physician Practice or Acquired Company, as applicable and for such Acquired Company or Affiliated Physician Practice to obtain reimbursement from third-party payors and related fiscal intermediaries with respect to the services provided by such Person on behalf of such Affiliated Physician Practice or Acquired Company.

Section 3.20    Brokers. Except as set forth in Section 3.20 of the Seller Disclosure Schedules, no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from any Acquired Group Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Acquired Group Company.

Section 3.21    Transactions with Affiliates. Except as set forth in Section 3.21 of the Seller Disclosure Schedules, none of Seller, its Affiliates or any of their respective equityholders, (other than equityholders of Seller Parent, each, an “Interested Person”) (a) is party to or otherwise bound by any material Contract with any Acquired Group Company or that pertains to the Aspen Business, except for employment relationships and compensation or benefits arrangements in the Ordinary Course of Business, (b) has borrowed money from or loaned money to any Acquired Group Company or (c) has any claim or cause of action pending against any Acquired Group Company or its business or (d) owns, leases or has any material economic or other right, license, title or interest in or to any asset or property, whether real or personal or whether tangible or intangible, that is owned, used or held for use by or necessary or material to the operation of the business of any Acquired Group Company as currently conducted. As of Closing, there will be no outstanding and unsatisfied Liabilities of any kind (including inter-company accounts, notes, guarantees, loans or advances) between or among any Acquired Group Company, on the one hand, and an Interested Person, on the other hand.

Section 3.22    Certain Payments; Sanctions.

(a)    Neither the Acquired Group Companies nor any of their respective managers, shareholders, directors, officers, employees or agents (acting in their role as such) has directly or indirectly during the three (3) years prior (i) made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any Person for the purpose of (A) influencing any official act or decision of a government official, political party, or candidate for political office, (B) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority or (C) otherwise securing any improper advantage, in each case, in violation of any applicable Anti-Bribery Laws, or (ii) circumvented or breached the internal accounting controls of the Acquired Companies in material violation of any Anti-Bribery Laws.

(b)    During the three (3) years prior, neither the Acquired Group Companies nor any of their respective managers, shareholders, directors, officers, employees, or agents (acting in their role as such):

(i)    has been nor is a Sanctioned Person;

(ii)    has (a) knowingly transacted any business with any Sanctioned Person or (b) otherwise violated Sanctions; nor

(iii)    has violated any applicable Ex-Im Law.

(c)    During the three (3) years prior, none of the Acquired Group Companies nor any of their respective managers, shareholders, directors, officers, employees, or agents (acting in their role as such) is or has been the subject of any litigation or, to the Seller’s Knowledge, investigation, allegation, or inquiry involving any Anti-Bribery Law, Sanctions or Ex-Im Law.

Section 3.23    Payor Programs.

(a)    Section 3.23(a) of the Seller Disclosure Schedules is a correct and complete list of the top five (5) Payors for each of the top five (5) states (by revenues generated from such Payors per year for the fiscal year) (each, with respect to such states, a “Top Payors”, and together, the “Top Payors”), other than Governmental Health Programs, with which any Acquired Group Company is a participating provider (collectively, the “Commercial Payor Programs”) and all Governmental Health Programs with which any Acquired Group Company is a participating provider.

(b)    All billings, claims or other filings for professional and related services submitted by or on behalf of any Acquired Group Company during the last six (6) years have been submitted in material compliance with all Contracts and other requirements pertaining to the applicable Acquired Group Company’s participation in and payment under the Commercial Payor Programs except where failure to be in compliance would not cause or reasonably be expected to be materially adverse to the Acquired Group Companies, taken as a whole, and to prevent or materially impede, impair or delay Seller or the Acquired Group Companies from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Seller or the Acquired Group Companies from performing their respective obligations hereunder and thereunder. There are no pending appeals, adjustments, audits, challenges, inquiries, investigations, disputes, controversies, claim reviews, recoupments or other actions with respect to any such billings, claims or other filings or, to the Seller’s Knowledge, any threatened appeals, adjustments, audits, challenges, inquiries, investigations, disputes, controversies, claim reviews, recoupments or other actions or basis therefor other than in the Ordinary Course of Business and which would not cause or reasonably be expected to be materially adverse to the Acquired Group Companies, taken as a whole, or to prevent or materially impede, impair or delay Seller or the Acquired Group Companies from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Seller or the Acquired Group Companies from performing their respective obligations hereunder and thereunder. Each Acquired Group Company has used commercially reasonable efforts to collect all co-payments, deductibles and other applicable patient financial responsibilities in the Ordinary Course of Business (taking into account all COVID-19 Actions), except as permitted by applicable Law and applicable Contracts for Commercial Payor Programs and other requirements. No Top Payor has notified any Acquired Group Company in writing that such Top Payor intends to terminate its relationship or any Contract with the Acquired Group Companies or to alter the terms thereof with respect to anesthesia services or to materially decrease the amounts it pays for such services. No Top Payor has notified any Acquired Group Company in writing that or it intends to materially and adversely modify its business relationship with any Acquired Group Company.

(c)    None of any Acquired Group Company, Seller (on behalf of the Aspen Business), or any officer or employee of any Acquired Group Company has taken, any of the following actions: (i) knowingly submitted to any Commercial Payor Programs any false, fraudulent, abusive or improper claim for payment; (ii) knowingly billed any Commercial Payor Programs for any service not rendered or not rendered as claimed; or (iii) knowingly received and retained any payment or reimbursement from any Commercial Payor Programs in excess of the proper amount allowed under applicable Contracts except where such failure would not cause or reasonably be expected to be materially adverse to the Acquired Group Companies, taken as a whole, and to prevent or materially impede, impair or delay Seller or the Acquired Group Companies from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Seller or the Acquired Group Companies from performing their respective obligations hereunder and thereunder.

Section 3.24    Vendors. Section 3.24 of the Seller Disclosure Schedules sets forth the ten (10) largest vendors (each a “Top Vendor”, and together, the “Top Vendors”) of the Acquired Group Companies by the aggregate dollar value of purchase per year for the last two (2) fiscal years. No Top Vendor has notified any Acquired Group Company in writing that (i) such Top Vendor intends to cease providing services or goods to any Acquired Group Company or to materially reduce such requested services or goods or increase the amounts it requires for such services or goods or (ii) that it intends to materially and adversely modify its business relationship with any Top Vendor. There are no material disputes, claims or controversies pending or threatened in writing between any such Top Vendor and any Acquired Group Company.

Section 3.25    No Additional Representations or Warranties. Except as expressly and specifically set forth in this Article 3 or in the Ancillary Agreements to which Seller, the Acquired Companies or any of their respective Affiliates, directors, officers, employees, stockholders, partners, members advisors or other Representatives is/are a party, none of the Seller, the Acquired Companies nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the businesses of the Acquired Group Companies) provided to Buyer or any of its Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in Buyer Disclosure Schedules (which shall be interpreted in accordance with Section 8.12(f), Buyer represents and warrants to the Seller that the statements contained in this Article 4 are true and correct as of the date hereof:

Section 4.1    Organization and Authority of Buyer.

(a)    Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all requisite limited liability company power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.

(b)    Buyer has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(c)    Buyer is duly authorized, licensed, qualified or registered as a foreign entity and is in good standing to transact business under the Laws of each jurisdiction in which the operation of its business as currently conducted makes such authorization, license, qualification or registration necessary, except where the failure to be so authorized, licensed, qualified, registered or in good standing has not been, and would not reasonably be expected to be, materially adverse to Buyer, and to prevent or materially impede, impair or delay Buyer from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Buyer from performing its obligations hereunder and thereunder.

(d)    The execution and delivery by Buyer of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

(e)    Each of the Ancillary Agreements to which Buyer is or will be a party has been or will be duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Seller) constitutes or will constitute a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. No other limited liability company actions on the part of Buyer are necessary to authorize, execute and deliver this Agreement, the Ancillary Agreements contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby.

Section 4.2    No Conflicts; Consents.

(a)    Subject to receipt of the Consents and Permits, and making of the declarations, filings and notices, referred to in Section 4.2(b), neither the execution, delivery or performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, will:

(i)    result in a material violation or breach of, or default under (with or without notice or lapse of time or both), or require any consent, approval, authorization or other action by or notice to be given to any Person under, any provision of the Organizational Documents of Buyer;

(ii)    result in a violation or breach of, or default under (with or without notice or lapse of time or both) any Law or Order applicable to Buyer (including its properties or assets);

(iii)    (A) result in a violation or breach of, (B) constitute a material default under (with or without notice or lapse of time or both), or (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel any Contract to which Buyer is a party or is bound or to which any of the properties or assets of Buyer are subject;

except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses has not been, and would not reasonably be expected to be, materially adverse to Buyer, and to prevent or materially impede, impair or delay Buyer from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Buyer from performing its obligations hereunder and thereunder.

(b)    No Consent, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of declarations and notices with, and receipt of Consents and Permits of, the Governmental Authorities set forth on Section 4.2(b) of the Buyer Disclosure Schedules and (ii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain has not been, and would not reasonably be expected to be, materially adverse to Buyer, and to prevent or materially impede, impair or delay Buyer from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Buyer from performing its obligations hereunder and thereunder.

Section 4.3    Legal Proceedings; Governmental Orders. (a) There is no pending Legal Proceeding and, to Buyer’s Knowledge, no Person has threatened to commence any Legal Proceeding against, at law or in equity, Buyer that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with, any of the transactions contemplated by this Agreement, and (b) there is no pending Order applicable to Buyer or, to the knowledge of Buyer, threatened that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with any of the transactions contemplated by this Agreement.

Section 4.4    Funding; Solvency.

(a)    Buyer has, on the date hereof, the financial capability and all sufficient funds on hand or existing financing commitments available in order to consummate the transactions contemplated in this Agreement on the terms contained herein. Buyer has no reason to believe that there are any conditions to the payment of such funds or, in the case of any such existing financing commitments, to the drawing of amounts thereunder, which cannot be satisfied by Buyer as of the date hereof.

(b)    Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities) and (iii) have adequate capital to carry on its businesses. Buyer acknowledges that, in connection with the transaction contemplated by this Agreement, no transfer of property is being made and no obligation is being incurred with the actual intent to hinder, delay or defraud either present or future creditors of Buyer, Seller or any of the Acquired Companies.

Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Buyer.

Section 4.6    Investment Purpose. Buyer is acquiring the Target Securities for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof. Buyer acknowledges that the Target Securities are not registered under the Securities Act or any state securities laws, and that the Target Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer acknowledges that it is a sophisticated party and has sufficient experience and expertise to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Target Securities, and that Buyer has been adequately represented by counsel. Buyer acknowledges that Seller has given Buyer and its Representatives the opportunity to ask questions of Seller and the Acquired Companies and to acquire such additional information regarding the business and financial condition of the Acquired Companies as Buyer has requested.

Section 4.7    Independent Investigation; No Other Representations and Warranties

(a)    Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of the Acquired Companies. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Acquired Group Companies for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller or any Acquired Group Company except for the representations and warranties expressly set forth in Article 3 of this Agreement (and, with respect to such representations and warranties, subject to any limitations included in this Agreement) and the representations and warranties set forth in the Ancillary Agreements.

(b)    Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 3 of this Agreement and the representations and warranties set forth in the Ancillary Agreements, none of the Seller, any Acquired Group Company or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the subject matter of this Agreement or any Ancillary Agreement or the Acquired Group Companies, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Acquired Companies following the Closing or (C) the accuracy or completeness of any information regarding the Acquired Group Companies made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Group Companies (including any estimates, forecasts, budgets, projections or other financial information with respect to the Acquired Group Companies), and (ii) Buyer will have no right or remedy (and Seller will have no Liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller or any Acquired Group Company, including in any information regarding the Acquired Group Companies made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies (including any estimates, forecasts, budgets, projections or other financial information with respect to the Acquired Group Companies), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article 3 of this Agreement and the representations and warranties set forth in the Ancillary Agreements. Nothing in this Section 4.7 shall prevent Buyer from making a claim with respect to Fraud.

ARTICLE 5

POST-CLOSING AGREEMENTS

Section 5.1    Notifications and Consents.

(a)    Buyer and Seller shall cause the Acquired Group Companies to, use commercially reasonable efforts to give all notices to, and obtain all Consents from, all Persons required pursuant to any Material Contract; provided, however, that except as otherwise provided in the Transition Services Agreement, Seller shall not have any obligation to (i) amend or modify any Contract, (ii) pay any consideration or give anything of value to any Person for the purpose of obtaining any such Consent, or (iii) pay any costs and expenses of any Person resulting from the process of obtaining such Consent, all of which such costs and expenses, if any, shall be borne exclusively by Buyer, but shall be subject to Buyer’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

(b)    Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which an Acquired Group Company is party or by which it or its assets are otherwise bound and that such Consents and waivers may not be obtained prior to Closing and that receipt of any such Consent shall in no event be a condition to the consummation of the transactions contemplated hereby. Seller shall not have any Liability whatsoever to Buyer arising out of or relating to the failure to obtain any such Consents or the termination of any Contract as a result of the transactions contemplated hereby. Buyer acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent or waiver, (ii) any such termination or (iii) any Legal Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or waiver or any such termination.

Section 5.2    Public Announcements. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, neither Buyer nor Seller (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent, upon the advice of counsel, such disclosure is required by applicable Law or the rules of any stock exchange, in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not restrict disclosures of information made by or on behalf of Buyer to its direct and indirect Affiliates, or their investors, limited partners, counsel, accountants, consultants and other advisors (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary practices (including with respect to confidentiality)). For the avoidance of doubt, this Section 5.2 shall not apply to communications to Acquired Group Company Employees, which shall be governed by Section 5.5(f).

Section 5.3    Books and Records. For a period of five (5) years after the Closing, each of Buyer and Seller shall (and Buyer shall cause the Acquired Companies to) use reasonable best efforts to (a) give Buyer or Seller, as the case may be, and its Representatives reasonable access during normal business hours and upon reasonable request to its Representatives, including employees, books and records and other information with respect to the Acquired Group Companies relating to periods prior to the Closing as may be necessary for (i) the preparation of Tax returns and financial statements, (ii) complying with any audit request, subpoena or other investigative demand by any Governmental Authority, Commercial Payor Programs or for any Legal Proceeding (including any Third-Party Claim pursuant to Article 7) or as otherwise may be necessary for compliance with applicable Law and (iii) calculating the amount of Accounts Receivable pursuant to the Assignment and Assumption Agreement, subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws), and (b) maintain all such books and records in the same or a similar accessible format as currently existing. The access provided pursuant to this Section 5.3 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer and the Acquired Group Companies or Seller, as the case may be, and in no event will Buyer, Seller or the Acquired Group Companies be required to furnish any documents or information pursuant to this Section 5.3 that are required by any applicable Law or Order to be kept confidential, or if furnishing such documents or information would reasonably be expected to jeopardize the status of such documents or information as privileged; provided that the Parties shall use, and shall cause its Subsidiaries to use, reasonable best efforts to provide such disclosure in a manner that does not jeopardize such privilege or contravene such Law or contract, as applicable. Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 5.3 shall be subject to any applicable rules relating to discovery.

Section 5.4    Confidentiality

(a)    From and after the Closing until the date that is five (5) years after the date of this Agreement, Seller shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to the Acquired Group Companies; provided, that the obligations of confidentiality with respect to any non-public information relating to the Acquired Group Companies that constitutes a Trade Secret shall continue for so long as such information is a trade secret; provided however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Seller (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Seller or any of its respective Affiliates or Representatives is required by any applicable Law or Order, including applicable rules of any securities exchange, to disclose any such non-public information, Seller shall, (i) to the extent permissible by such applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Seller determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable best efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Buyer’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Seller or its respective Affiliates or Representatives in breach of this Section 5.4(a) or (B) becomes available to Seller or its respective Affiliates or Representatives after the Closing from a source other than Buyer or its Affiliates or Representatives if the source of such information is not known by Seller or its respective Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information or (C) is independently developed by Seller or its Affiliates (other than the Acquired Group Companies) without breach of this Section 5.4(a) or use of non-public information related to the Acquired Group Companies.

(b)    From and after the Closing until the date that is five (5) years after the date of this Agreement, Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to Seller and its Affiliates (other than the Acquired Group Companies), including any information that was furnished to Buyer and its Affiliates or Representatives by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement; provided that the obligations of confidentiality with respect to any non-public information relating to Seller and its Affiliates (other than the Acquired Group Companies) that constitutes a Trade Secret shall continue for so long as such information is a trade secret; provided, however, that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined to be required by Buyer (with the advice of counsel) by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Buyer or any of its Affiliates or Representatives is required by any applicable Law or Order to disclose any such non-public information, Buyer shall, (i) to the extent permissible by such applicable Law or Order, provide Seller with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at the Seller’s request, reasonably cooperating with the Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Seller’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public other than as a result of a disclosure by Buyer or its Affiliates or Representatives in breach of this Section 5.4(b) or (B) becomes available to Buyer or its Affiliates or Representatives from a source other than Seller or its Affiliates or Representatives if the source of such information is not known by Buyer or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or its Affiliates with respect to such information, or (C) is independently developed by Buyer or its Affiliates without breach of this Section 5.4(b).

Section 5.5    Employment and Benefits Arrangements.

(a)    Each Acquired Group Company Employee employed as of immediately prior to the Closing, including, for the avoidance of doubt, the Transferring Employees (as defined below) (the “Continuing Employees”) shall continue employment with the applicable Acquired Group Company immediately following the Closing.

(b)    Except as specifically set forth in the Transition Services Agreement, Seller, Seller Parent, and their Subsidiaries and Affiliates other than the Acquired Group Companies shall assume, retain, and shall be solely responsible for, and shall indemnify and hold harmless Buyer and its Affiliates against, any and all Liabilities and obligations relating to or at any time arising under or in connection with any Group Benefit Plan and any other compensation or benefit plan, program, agreement, policy or arrangement of any kind at any time maintained, sponsored or contributed to or required to be contributed to by Seller, Seller Parent or any of their Subsidiaries or Affiliates (other than the Acquired Group Companies) or under or with respect to which Seller, Seller Parent, or any of their Subsidiaries or Affiliates (other than the Acquired Group Companies) has any Liability.

(c)    Except as specifically set forth in this Section 5.5 or as specifically set forth in the Transition Services Agreement, Seller, Seller Parent, and their Subsidiaries and Affiliates other than the Acquired Group Companies will retain all Liabilities for any and all claims relating to the Continuing Employees that arise out of actions taken or events occurring prior to the Closing, including for workers compensation benefits in respect of matters that are covered by Seller’s retained insurance policies, and Seller shall have the sole discretion and authority to defend and direct the defense of any and all such claims.

(d)    As of the Closing, Seller shall have caused each individual listed on Section 5.5(d)(i) of the Seller Disclosure Schedules to be employed by an Acquired Group Company either through the transfer of such individuals employment or through other means (the “Transferring Employees”). On or before the date hereof, Seller shall also issue a notice of assignment assigning the employment agreement for each individual listed on Section 5.5(d)(ii) of the Seller Disclosure Schedules to an Acquired Group Company (with the effective date of such assignment being the date on which such notice is effective pursuant to the terms of the Transferring Employee’s employment agreement); provided that, to the extent any such Transferring Employee asserts a claim for breach of an employment agreement assigned pursuant to this Section 5.5(d) that arises out of actions taken or events occurring prior to the date hereof, Seller agrees to defend, indemnify, and hold Buyer and the applicable Acquired Group Company to which such employment agreement was assigned harmless against any such claim for breach. To the extent that any Transferring Employee is party to an employment agreement or an employment agreement amendment with Seller or any Acquired Group Company that includes severance obligations and, within ninety (90) days following the date hereof, the Acquired Group Company terminates such Transferring Employee’s employment in a way that triggers such severance obligation, such Acquired Group Company shall make any severance payments required (and shall obtain a separation agreement and general release from such Transferring Employee to the extent such Transferring Employee is required under the applicable employment agreement to sign such a separation agreement and general release in connection with and prior to any such severance payment) and provide proof thereof to Seller [***]. [***].

(e)    Buyer shall cause the Acquired Group Companies to continue to recognize the accrued but unused vacation time and sick leave for all Acquired Group Company Employees as accrued in respect of the period prior to the date hereof solely to the extent reflected in Net Working Capital.

(f)    The parties will reasonably cooperate with respect to any communications to Acquired Group Company Employees regarding the transactions contemplated by this Agreement.

(g)    Nothing contained in this Section 5.5 (whether express or implied) is intended to (i) confer upon any Continuing Employee or any other employee of Seller or any of its Affiliates or any other Person any right to employment or engagement, continued employment or engagement for any period, receipt of any specific benefit or compensation, or any particular term or condition of employment or engagement, (ii) be treated as the establishment, modification, termination, or amendment of any particular Group Benefit Plan, Benefit Plan, or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract, (iii) prevent Buyer or Seller or any of their respective Subsidiaries or Affiliates from amending, modifying, or terminating any Group Benefit Plan, Benefit Plan, or any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established, sponsored or maintained by any of them, (iv) prevent Seller or Buyer or any of their respective Subsidiaries or Affiliates from terminating the employment of any Continuing Employee or any other Person at any time and for any or no reason, or (v) create any rights or remedies of any nature, including third-party beneficiary rights, in any Continuing Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, or any Person other than the Parties.

Section 5.6    Insurance Coverage.

(a)    From and after the Closing, the Acquired Group Companies shall cease to be insured by Seller and its Affiliates’ insurance policies with respect to any acts, facts, circumstances or omissions occurring after the Closing. From and after the Closing, Seller and its Affiliates (excluding the Acquired Group Companies) shall retain all rights to control such insurance policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies; provided that Seller will not take any action that would cause the Acquired Group Companies to no longer be eligible for coverage under the Retained Policies (subject to the terms and conditions thereof) in respect of Pre-Closing Occurrences.

(b)    The Parties acknowledge that the Acquired Group Companies may be entitled to the benefit of coverage under the insurance policies of the Seller or its Affiliates (the “Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to Closing (“Pre-Closing Occurrences”). For any Pre-Closing Occurrences, from and after the Closing, Seller will direct such carriers to provide the Acquired Group Companies with access to the Retained Policies and shall reasonably cooperate with Buyer and the Acquired Group Companies and take commercially reasonable actions as may be necessary or advisable to assist the Acquired Group Companies in submitting, and to provide support with respect to, such claims to which such policies are responsive. The Seller hereby authorizes Buyer to report any and all Pre-Closing Occurrences arising in connection with the Acquired Group Companies (to the extent the Losses with respect to such Pre-Closing Occurrences were not taken into account in connection with the Purchase Price adjustment under Section 2.4) to the applicable insurance providers of Seller or its Affiliates to the extent permitted under the applicable Retained Policy, and where not permitted, Seller agrees, upon receipt of a written request by Buyer, to use commercially reasonable efforts to make such report on Buyer’s behalf.

(c)    With respect to claims for Pre-Closing Occurrences made pursuant to this Section 5.6 (or pending as of the date of this Agreement), (i) if reported to the applicable insurance provider by Buyer, Buyer shall promptly notify the Seller’s corporate insurance department of such claims, (ii) whether such Pre-Closing Occurrence was reported to the applicable insurance provider by Buyer or Seller or any of their respective Affiliates, (A) the Seller shall provide Buyer with a copy of the applicable Retained Policy and Buyer shall, and shall cause its Affiliates to, comply with the terms of the applicable Retained Policy and (B) each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to Buyer; provided that (x) Buyer shall be fully responsible (without limiting any rights under any other provision of this Agreement) for all uninsured or self-insured amounts in respect of any Retained Policy claims and (y) Buyer agrees to reimburse the Seller promptly upon request for all reasonable, documented, out-of-pocket expenses incurred by any Seller or any Affiliate of a Seller in connection with making or pursuing any claim pursuant to this Section 5.6, including the costs of filing a claim and any out-of-pocket amounts that are or become payable by Seller or any Affiliate of a Seller as a result of claims made pursuant to this Section 5.6 (such costs and expenses referred to in this clause (y), “Recovery Costs”). The Parties agree that any recoveries under the Retained Policies pursuant to this Section 5.6 shall inure first to the Seller and its Affiliates to reimburse any and all Recovery Costs, without duplication of any amounts reimbursed pursuant to clause (y) above with the remainder to the Buyer.

(d)    [***].

Section 5.7    Retained Assets; Pre-Closing Asset Contribution; Intercompany Account Settlement.

(a)    As of the Closing, the Acquired Group Companies shall have assigned, and to the extent not so assigned at the Closing, the Acquired Group Companies hereby assign, to Seller, all right, title and interest in and to the matters set forth in Section 5.7(a)(ii) of the Seller Disclosure Schedules, including the right to sue and recover damages in respect thereof and, at the request of the Seller, take such further action as Seller may require to effectively assign, transfer and convey to Seller or to record Seller’s right and title to, or interest in, such matters.

(b)    At 11:59 p.m. Eastern Daylight Time on the date immediately preceding the date hereof, the Acquired Group Companies shall have assigned the Distributed Assets to Seller pursuant to the Assignment and Assumption Agreement (the “Distributed Asset Distribution”). For a period of time commencing on the date that the Parties enter into the reverse transition services agreement contemplated by Section 5.12 and ending on the date that is two (2) years after the Closing, the Buyer shall use commercially reasonable efforts to cause the Acquired Group Companies to collect the Accounts Receivable in a manner consistent with the Acquired Group Companies’ Ordinary Course of Business as to such Accounts Receivable. On or before the last day of each month, for a period of two (2) years after the Closing, the Buyer shall cause the Acquired Group Companies to remit to Seller an amount equal to the amounts collected by the Acquired Group Companies in respect of Accounts Receivable during the preceding calendar month. [***]. Notwithstanding anything to the contrary in this Agreement, Buyer and the Acquired Group Companies shall have the right to reduce any payments otherwise required to be made to Seller under this Section 5.7(b) by the amounts, if any, equal to the Overpayment Amounts. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor the Acquired Group Companies shall have any Liability to Seller or any other Person for any failure to collect amounts with respect to the Accounts Receivable unless such amounts are not collected as a result of Buyer’s fraud, gross negligence or willful misconduct. Notwithstanding anything to the contrary in this Section 5.7(b), Buyer and any of the Acquired Group Companies may (A) return any Relief Payments if (1) required by Law or (2) the retention of such Relief Payments would subject Buyer or the Acquired Group Companies to material restrictions on the operation of the Aspen Business, provided that Buyer and its Affiliates also return any amounts that it or they have received under the same programs under the CARES Act or PPPCEA, and (B) in their sole discretion return any Relief Payments described in clause (ii) of the definition thereof received by the Acquired Group Companies pursuant to the CARES Act or the PPPHCEA to the applicable Governmental Authority and if Buyer or any Acquired Group Company returns any such funds pursuant to the foregoing clauses (A) or (B), such returned funds shall be treated as Overpayment Amounts.

(c)    As of the Closing, Seller shall have contributed all assets, properties, claims, interests and rights, whether tangible or intangible, whether personal, real or mixed, wherever located (except for Distributed Assets, Excluded Assets, and those assets, the use of which is provided for under the Transition Services Agreements) necessary for and sufficient to conduct the business of the Acquired Companies from and after the Closing in substantially the same manner as conducted immediately prior to the Closing (the “Business Asset Contribution”).

(d)    As of the Closing, Seller shall have completed the transactions described on Section 5.7(d) of the Seller Disclosure Schedule (the “Intercompany Account Settlement”).

(e)    Buyer and Seller acknowledge and agree that all of the Funding Notes outstanding as of immediately prior to the Closing are hereby cancelled, with no further Liability of the Acquired Group Companies thereunder.

Section 5.8    Further Assurances; Transferred Assets.

(a)    Following the Closing, and subject to the terms and conditions of this Agreement, each of Buyer and Seller shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements including for purposes of assigning or perfecting the assignment of Intellectual Property Rights as set forth in Section 5.12.

(b)    If any Party discovers that any Transferred Asset was not transferred to the Acquired Group Companies prior to the consummation of the transactions contemplated by this Agreement, Seller shall, and shall cause its Affiliates, to promptly transfer, assign and convey such

Transferred Asset to Buyer (or one of Buyer’s Affiliates, as directed by Buyer) without additional consideration therefor. If any Party discovers that Buyer or any of its Affiliates (including, after the Closing, the Acquired Group Companies) owns any Liability that constituted Excluded Liabilities as of the date hereof, or that any Liability that has been transferred by Seller or any of its Affiliates (other than the Acquired Group Companies) to Buyer or any of its Affiliates were Excluded Liabilities as of the date hereof, then any such Liability shall be deemed to have been held in trust by the Acquired Group Companies, Buyer or their Affiliates following Closing for Seller or its Affiliates, as applicable, and Buyer shall, and shall cause the Acquired Group Companies and its other Affiliates to, promptly transfer, assign and convey such Liability to Seller (or any of its Affiliates as designated by Seller) without any consideration therefor. Notwithstanding the foregoing and anything to the contrary in this Agreement, the Parties understand and agree that the Excluded Liabilities are not intended to, and shall not, be assumed by Buyer or any of its Affiliates (including the Acquired Group Companies) and Seller and its Affiliates (excluding the Acquired Group Companies) shall retain such Liabilities.

Section 5.9    Restrictive Covenants.

(a)    For a period of [***] years commencing on the date of this Agreement, no Seller Restricted Entity shall, directly or indirectly, own, manage, operate, control or invest in, or participate in the ownership, management, operation or control of, any Restricted Business anywhere in the Restricted Territory; provided that the prohibitions in this Section 5.9(a) shall not apply to (i) the operation of the business of the Excluded Entities and (ii) any acquisition, whether through the acquisition of assets, securities or other ownership interests or a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction, by any Seller Restricted Entity of all or any part of a business or Person that is engaged in the Restricted Business where the revenues of the acquired Restricted Business represent no more than [***] of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such business’s or Person’s most recently completed fiscal year; provided that the Seller Restricted Entity divests the portion of the acquired business representing the Restricted Business within one (1) year following the consummation of such acquisition.

(b)    For a period of [***] years commencing on the date of this Agreement, no Seller Restricted Entity shall (or attempt to), directly or indirectly, solicit for employment or engagement or hire or engage any Continuing Employee employed by any Acquired Group Company as of immediately prior to the Closing, or encourage or induce any such employee to leave such employment; provided, however, that nothing in this Section 5.9(b) shall prevent any Seller Restricted Entity from (i) engaging in general solicitations (including through the use of recruiting or search firms) which is not directed specifically to any such employees so long as no such employee is hired as a result thereof (except as would otherwise be permitted under clause (ii) below), (ii) hiring or soliciting any of the Continuing Employees whose employment has been terminated by Buyer or any of its Affiliates or (iii) after a period of six (6) months following the date hereof (A) hiring or soliciting any Continuing Employee who has resigned from his or her employment with Buyer and its Affiliates (including the Acquired Companies) after ninety (90) days from the date of his or her resignation, or (B) hiring any Continuing Employee who applies for employment, but was not solicited by any Seller Restricted Entity in violation of this Section 5.9(b).

(c)    The Seller Restricted Entities acknowledge that the restrictions contained in this Section 5.9 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(d)     For the avoidance of doubt, the terms of Section 5.9(a) and Section 5.9(b) shall not apply to (i) any Parent Acquirer or any of its Affiliates (other than Seller Parent and any Affiliates directly or indirectly controlled by Seller Parent or its Subsidiaries) or (ii) to any Person from or after such time that such Person is not controlled by Seller Parent, (including any Person that cease to be controlled by Seller); provided, however, for purposes of clarity, notwithstanding an acquisition by any Parent Acquirer, the Seller Restricted Entities will continue to remain subject to the restrictive provisions set forth in this Section 5.9. For purposes of this Section 5.9(d), the term “control” shall mean the power, authority or ability of Seller Parent to, directly or indirectly, cause the applicable entity to comply with the applicable terms of this Section 5.9(d).

Section 5.10    Litigation Support. In the event and for so long as any Party is prosecuting, contesting or defending any Legal Proceeding or demand by a third party in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction relating to, in connection with or arising from the Excluded Assets, the Excluded Liabilities or the Acquired Group Companies, upon the request of Buyer or Seller, as applicable, Buyer or Seller, as applicable, shall, and shall cause its Subsidiaries and Affiliates and its and their respective directors, officers and employees to, cooperate with such requesting Party and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense. Notwithstanding anything to the contrary in this Agreement, (i) Buyer hereby agrees to (to the extent applicable) move for substitution or take similar actions under applicable Law for Seller or one of its Affiliates to be substituted in any and all Legal Proceedings primarily related to the Aspen Business for any member of the Acquired Group Companies, and for such Person to be released from any and all such Legal Proceedings effective as of the Closing and (ii) Seller hereby agrees to, or to cause its Affiliates to, move for substitution or take similar actions under applicable Law for Buyer or one or more of its Affiliates to be substituted in any and all Legal Proceedings not primarily related to the Aspen Business for the Aspen Group Companies, and to move for the Aspen Group Companies to be released from any and all such Legal Proceedings. If any Seller receives notice of any Legal Proceeding involving or related to the Aspen Business or any Acquired Group Company, Seller shall promptly notify Buyer and provide Buyer with a copy of such notice.

Section 5.11    Real Property Lease Assignments. Following the Closing, Seller and its Affiliates shall use commercially reasonable best efforts to assign any Real Property Lease, whereby Seller or its Affiliates is the lessee, to an Acquired Group Company or Buyer without triggering, with the delivery of notice, passage of time or both, a default or permit the termination, modification or acceleration of rights under such Real Property Lease.

Section 5.12    Intellectual Property.

(a)    Effective as of the Closing, Seller, on behalf of itself and its Affiliates (other than the Acquired Group Companies), hereby assigns and agrees to assign to the Target Company or its designee(s), free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest in and to all Intellectual Property Rights owned by Seller or any of its Affiliates and primarily used or held for use in, the Aspen Business, including the Intellectual Property Rights set forth on Section 5.12(a) of the Seller Disclosure Schedules, but excluding any Excluded Assets (collectively, the “Transferred Intellectual Property Rights”). For a period of two (2) years following Closing, upon Buyer’s written request, Seller will use commercially reasonable efforts to promptly deliver to the Target Company or its designee(s) copies of such Transferred Intellectual Property Rights then in its possession or control. Seller shall obtain from its Affiliates (other than the Acquired Group Companies) the rights necessary to, or shall cause such Affiliates to, effectuate the foregoing.

(b)    Promptly following the Closing, Seller shall, and shall cause its respective Affiliates (other than the Acquired Group Companies) to, take all actions and make all filings at the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the United States, as necessary to effectuate an Acquired Company as the exclusive legal owner and owner-of-record of all right, title and interest in and to all Registered Company Intellectual Property Rights (without any breaks in chain-of-title), free and clear of all Encumbrances other than Permitted Encumbrances.

(c)    Effective as of the Closing, Seller hereby grants, on behalf of itself and all of its Affiliates (other than the Acquired Group Companies), to each of the Acquired Companies a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, nonexclusive license, with the right to sublicense through one or more tiers, in and to all Intellectual Property Rights (other than Trademarks) owned or licensed by Seller or any of its Affiliates (other than the Acquired Group Companies) as of the Closing and that were used or held for use in the Aspen Business as of the Closing or during the twelve (12) months prior to the Closing, excluding the Transferred Intellectual Property Rights (the “Licensed Intellectual Property Rights”), to use the Licensed Intellectual Property Rights in connection with their respective businesses and any natural expansions thereof. Such license shall be transferable in connection with any subsequent sale of the business or product to which it relates, either in whole or in part. Seller shall obtain from its Affiliates (other than the Acquired Group Companies) the rights necessary to, or shall cause such Affiliates to, effectuate the foregoing.

(d)    For any Trademarks owned by Seller or its Affiliates (other than the Acquired Group Companies) and not included in the Transferred Intellectual Property Rights, that were used in connection with the Aspen Business as of the Closing, including the name “MEDNAX” or any derivative thereof (“Seller Retained Marks”), Seller hereby grants to the

Acquired Group Companies and their Affiliates, until December 31, 2020, a non-exclusive license with the right to sublicense, under any Seller Retained Marks for purposes of conducting the Aspen Business in substantially the same manner as the Aspen Business was conducted prior to the Closing and to facilitate the wind-down of any use of the Seller Retained Marks. As soon as practicable following the Closing, but not later than December 31, 2020, Buyer shall cause the Acquired Group Companies to remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease all use of the Seller Retained Marks. All goodwill generated by the Acquired Group Companies’ use of the Seller Retained Marks as permitted hereunder shall inure solely to Seller’s or its applicable Affiliates’ benefit. . Buyer shall not be in breach of this Section 5.12 by reason of the appearance of any Seller Retained Marks (i) in or on any manuals, work sheets, operating procedures, other written materials or other assets that are used for internal purposes only in connection with the Aspen Business or (ii) where removal, destruction or elimination of such Seller Retained marks is commercially impracticable; provided that Buyer shall cause the Acquired Group Companies to remove such Seller Retained Marks in the ordinary course of the operation of the Aspen Business.

Section 5.13    Reverse Transition Services. Following the Closing, each of Buyer and Seller shall enter into, a reverse transition services agreement on terms substantially similar to those in the Transition Services Agreement with appropriate changes to account for the reversal of roles, with costs to be allocated between Buyer and Seller based on [***], or such other equitable method as the parties agree to and the liability cap to be changed to an amount equal to the projected fees during the first 12 months, as promptly as reasonably practicable following the date of this Agreement.

ARTICLE 6

TAX MATTERS.

Section 6.1    Post-Closing Tax Returns.

(a)    Buyer shall be responsible for filing (or causing to be filed) all Tax Returns that have not been filed as of the date hereof with respect to the Acquired Group Companies that are required to be filed for a Pre-Closing Tax Period (other than any Seller Consolidated Tax Return), Straddle Period (other than any Seller Consolidated Tax Return) or Post-Closing Tax Period. To the extent any such Tax Return includes a material amount of Taxes indemnifiable pursuant to Section 6.7(a), Buyer shall deliver to the Seller, for its review and comment no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions), a copy of the Tax Return proposed to be filed. Any such Tax Return that relates to a Straddle Period shall be prepared and filed in a manner consistent with the past practice of that Acquired Group Company and without a change of any election or any accounting method, in each case provided that there is at least “substantial authority” for each such past practice position in the reasonable determination of Buyer’s Tax Return preparers. At least fifteen (15) days prior to the due date for the filing (taking into account available extensions) of any Tax Returns addressed by this section that include a material amount of Taxes indemnifiable pursuant to Section 6.7(a), the Seller shall notify Buyer in writing of any objections to any items set forth on such Tax Returns and Buyer shall accept and reflect any reasonable comment that Seller submits to Buyer. Seller shall, without prejudice to or duplication of the rights of Buyer and the Acquired Group Companies to indemnification under Section 6.7(a), pay to Buyer the amount of any Taxes indemnifiable pursuant to Section 6.7(a) no later than ten (10) days prior to the due date for the filing (taking into account available extensions) of the applicable Tax Returns (provided that, for the avoidance of doubt, the same limitations that apply to the indemnity under Section 6.7 shall apply to a payment hereunder).

(b)    Seller and its Affiliates shall have sole and exclusive responsibility for the preparation and filing of all affiliated, consolidated, combined, or unitary Tax Returns that include Seller or any of its Affiliates (a “Seller Consolidated Tax Return”) even if it includes an Acquired Group Company. Seller and its Affiliates shall determine in their sole discretion whether to file any such Seller Consolidated Tax Return for a taxable period of an Acquired Group Company ending on or before the date of this Agreement on an affiliated, consolidated, combined or unitary basis if the filing of an affiliated, consolidated, combined or unitary Tax Return for such period is elective under applicable Law. Seller shall notify Buyer of any such decision that is a departure from past practice no less than ninety (90) days prior to the filing deadline for the applicable stand-alone Tax Return of the applicable Acquired Group Company. Buyer hereby agrees (and agrees to cause each Acquired Group Company), to file any and all consents, elections or other documents and to take any other actions necessary or appropriate reasonably requested by Seller to allow Seller and its Affiliates to exercise their rights and responsibilities under this Section 6.1(b). Buyer shall not amend or revoke any Seller Consolidated Tax Return for any taxable period ending on or before, or including, the date of this Agreement (or any notification or election relating thereto) without the prior written consent of Seller. For the avoidance of doubt, notwithstanding any other provision of this Agreement Buyer shall not carry back any losses of the Acquired Group Companies to a taxable period in which Seller or any of its Affiliates was a member of an affiliated, consolidated, combined or unitary group including any of the Acquired Group Companies. To the extent filing a Seller Consolidated Tax Return that includes an Acquired Group Company, to the extent permitted by applicable Law, Seller Parent shall include the income, assets and activity of such Acquired Group Company (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19 and including any items attributable to the Distributed Asset Distribution, the Business Asset Contribution, the Intercompany Account Settlement or the cancellation or settlement of the Funding Notes) on the applicable Seller Consolidated Tax Returns for all periods including or ending on or before the date hereof, and Seller Parent or Seller shall timely pay (or cause to be timely paid) all Taxes shown as due on such Seller Consolidated Tax Returns. Seller shall deliver to Buyer for its review and comment no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions), “pro forma” copies of the portion of any such Seller Consolidated Tax Returns that reflect the income, assets or activity of any Acquired Group Company. At least fifteen (15) days prior to the due date for the filing (taking into account available extensions) of any such Seller Consolidated Tax Return, Buyer shall notify Seller in writing of any objections to any items set forth on such “pro forma” copies and Seller and Buyer shall discuss in good faith such comments; provided that Seller shall accept and reflect on the Seller Consolidated Tax Return any comments as are necessary for Seller to comply with any explicit obligations under Article 6 of this Agreement.

Section 6.2    Apportionment. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties hereto shall, to the extent permitted or required under applicable Law, treat the date of this Agreement as the last day of the taxable year or period of the Acquired Group Companies for all Tax purposes. For purposes of this computation, (i) the income of each member of a U.S. federal consolidated income group which includes both an Acquired Group Company on the one hand and Seller or any of its Affiliates on the other hand shall be apportioned to the period up to and including the date of this Agreement and the period after the date of this Agreement pursuant to an actual closing the books of the Acquired Group Company as of the end of the date of this Agreement pursuant to the principles of U.S. Treasury Regulations Section 1.1502-76 and corresponding provisions under applicable Law; provided, however, that any transactions occurring on the date of this Agreement but after the Closing other than in the ordinary course of business shall be reported by all parties in accordance with the next day rule of U.S. Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), and (ii) similar principles shall apply to any other affiliated, consolidated, combined or unitary group which includes both an Acquired Group Company on the one hand and Seller or any of its Affiliates on the other hand. In any case where applicable Law does not permit the Acquired Group Companies to treat the date of this Agreement as the last day of the taxable year or period, the portion of any Taxes that are allocable to the Pre-Closing Straddle Period shall be (x) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as personal property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the date of this Agreement, and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (y) in the case of Taxes not described in (x) (e.g., income taxes, payroll taxes, sales taxes, gross receipt taxes, etc.), the amount that would be payable if the taxable year or period ended on (and included) the date of this Agreement based on an interim closing of the books. For purposes of clause (y) of the preceding sentence, any item of income, gain, loss, deduction or credit arising from the cancellation or settlement of the Funding Notes shall for the avoidance of doubt be treated as occurring in the period up to and including the date of this Agreement, and any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on (and including) the date of this Agreement on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the date of this Agreement, and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 6.2 shall be computed by reference to the level of such items on the date of this Agreement. For the avoidance of doubt, when measuring the application of a limitation under Section 382 of the Code, the parties shall apply the methodology permitted under Treasury regulations section 1.382-6 which results in the greatest allocation of income to the Pre-Closing Tax Period.

Section 6.3    Reimbursement and Refunds. Any Tax refunds (and interest thereon) that are received by Buyer or its Affiliates (including for these purposes the Acquired Group Companies) on or prior to the Tax Cut-Off Date for the indemnity obligation in Section 6.7, and any amounts credited against Tax (including estimated Tax payments) to which Buyer or any of its Affiliates (including for these purposes the Acquired Group Companies) become entitled on or prior to the Tax Cut-Off Date for the indemnity obligation in Section 6.7, that are attributable to Taxes indemnifiable pursuant to Section 6.7 (including, for the avoidance of doubt, any such refunds or credits that are attributable to Taxes indemnifiable pursuant to Section 6.7 and are actually realized by Buyer or its Affiliates (including the Acquired Group Companies) in Post-Closing Tax Periods in respect of any Tax Attribute of the Acquired Group Companies that existed on the date hereof) shall, net of any Taxes or expenses incurred in connection with the application for or collection thereof, be for the account of the Seller, except to the extent (i) such refunds or credits have already been taken into account in the computation of current Tax assets included in Net Working Capital, (ii) such refunds or credits are attributable to the carry back of any net operating loss or other Tax attribute generated after the date hereof (other than a carryback from a Seller Consolidated Tax Return) or (iii) such refunds or credits are required to be paid to any other Person pursuant to any contract or agreement entered into by an Acquired Group Company prior to the Closing. Any such refund of Taxes or credits against Taxes with respect to a Straddle Period shall be apportioned between the Pre-Closing Tax Periods and Post-Closing Tax Periods in accordance with the principles of Section 6.2. For the avoidance of doubt, if, in lieu of receiving any refund described in the first sentence of this Section 6.3, Buyer or its Affiliates (including for these purposes any Acquired Group Company) uses the items described in the first sentence of this Section 6.3 to reduce or offset a Tax liability with respect to any Post-Closing Tax Period, Buyer shall promptly pay or cause to be paid to the Seller the amount of such reduction in Tax liability, net of any Taxes or expenses incurred in connection with (and which would not have arisen but for) the application for or collection thereof, and such reduction or offset, for the avoidance of doubt, shall take into account any accrued interest in respect of such refund. Buyer shall pay over to the Seller any cash refund described in the first sentence of this Section 6.3, net of any Taxes or expenses incurred in connection with (and which would not have arisen but for) the application for or collection thereof, within ten (10) days after receipt thereof, and shall pay over to the Seller the amount of Tax savings realized by Buyer or any of its Affiliates (including for these purposes the Acquired Group Companies) in respect of any credits against Tax described in this Section 6.3, net of any Taxes or expenses incurred in connection with (and which would not have arisen but for) the application for or collection thereof, at the time the Tax Return in which such savings are realized is required to be filed by Buyer or such Affiliates subject to Buyer’s rights to set-off under Section 7.6(c). If all or a portion of such refund or credit is subsequently disallowed by a Governmental Authority, Seller will, upon request by Buyer (and subject to receipt from Buyer of commercially reasonable backup documentation), promptly pay to Buyer the incremental increase in Tax Liability (determined on a “with and without” basis) resulting from such disallowance. This paragraph shall not be construed to require Seller to make available any Tax Returns (or any other information relating to Taxes) to Buyer or to file any amended Tax Return or other claim for a refund of Taxes for any Pre-Closing Tax Period

Section 6.4    Tax Cooperation. The Parties and their Affiliates agree to furnish, or cause to be furnished, to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Acquired Group Companies, as is reasonably requested for the filing of any Tax Returns, for the application of this Article 6, and for the preparation of, and for the prosecution or defense of any Tax Claim, including executing and delivering such powers of attorney and other documents as are necessary to carry out the provisions of this Section 6.4; provided that (x) the Seller shall not be required under this Section 6.4 or any other provision of this Agreement to provide to Buyer any Tax Return of the Seller or any of its Affiliates (other than the Acquired Group Companies) or any Seller Consolidated Tax Return and (y) neither the Buyer nor the Seller shall be required under this Section 6.4 to provide to the other party any information that is privileged if the disclosure of such information is reasonably expected to result in the loss of such privilege. Without limiting any other requirements under this Agreement, Buyer shall cause each relevant Acquired Group Company to timely provide to Seller, in a format reasonably determined by Seller that is consistent with past practices, all information reasonably requested by Seller to prepare the Seller Consolidated Tax Returns (the “Tax Package”) and shall provide Seller with reasonable access to the relevant Acquired Group Company Employees. Without limiting the foregoing, Buyer shall deliver (or cause an Acquired Group Company to deliver) to Seller the Tax Package for the taxable year ending on the date of this Agreement no later than forty-five (45) days before the date a Seller Consolidated Tax Return will be filed by Seller or its Affiliates. Buyer shall also cause each Acquired Group Company to provide to Seller (reasonably promptly upon request therefore by Seller) such information as may be reasonably required to determine estimated Tax payments, current and deferred Tax liabilities, Tax reserve items, and any additional current or prior Tax information reasonably required by Seller or any of its Affiliates consistent with the past practices of the Seller (or relevant Affiliate). Any information obtained under this Section 6.4 shall be kept confidential, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or defending any Tax Claim, or (ii) with the consent of the Parties, as the case may be. The Parties agree to (a) retain all books and records with respect to Tax matters pertinent to each of the Acquired Group Companies relating to any taxable period beginning before the date of this Agreement until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records (other than any information that Seller and Buyer, as applicable, reasonably believe to be privileged).

Section 6.5    Transfer Taxes. All excise, sales, use, value-added, transfer (including real property transfer), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest or penalties thereon, resulting directly from or imposed in connection with this Agreement and the transaction contemplated hereby (the “Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and Seller, on the other hand; provided that all Transfer Taxes resulting directly from or imposed in connection with the Distributed Asset Distribution, the Business Asset Contribution, the Excluded Assets, the Intercompany Account Settlement or the cancellation or settlement of the Funding Notes shall be borne by Seller. The Party primarily or customarily responsible under the applicable Law for filing such Tax Returns (or causing such Tax Returns to be filed) will file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and the other Party and its Affiliates will (x) reasonably cooperate in the preparation and filing of such Tax Returns and other documentation (including, if required by applicable Law, joining in (or causing its Affiliates to join in) in the execution of any such Tax Returns and other documentation) and (y) promptly pay to the filing Party an amount equal to its share of any Transfer Taxes (determined as described above). Buyer and Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law.

Section 6.6    Tax Sharing Agreements. All Tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between (x) an Acquired Group Company, on the one hand, and (y) Seller or any of its Affiliates, on the other hand, and all rights and obligations thereunder shall terminate as of the date of this Agreement, and the Acquired Group Companies shall have no rights or Liabilities thereunder.

Section 6.7    Tax Indemnification.

(a)    Tax Indemnification by Seller. Subject to the other terms and conditions of this Article 6, from and after the Closing, Seller shall indemnify and hold harmless Buyer and the Acquired Group Companies from and against any and all Losses to the extent arising out of, without duplication, (i) any Pre-Closing Taxes; (ii) any Pre-Closing Taxes of the Acquired Group Companies attributable to or resulting from any cancellation or discharge of indebtedness income (or similar income) or the reduction pursuant to Section 108(b) of the Code (or similar provision of law) of net operating losses, Tax basis or other Tax attributes that were utilized in a Pre-Closing Tax Period or Pre-Closing Straddle Period, in each case, as a result of the modification of the Funding Notes (and/ or any resulting reclassification thereof from debt to equity for income Tax purposes) or the cancellation or settlement of the Funding Notes; (iii) Taxes of Seller, any of its Affiliates or any other Person (other than any of the Acquired Group Companies) for which any Acquired Group Company is held liable pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law); (iv) Taxes of Seller, any of its Affiliates or any other Person (other than any of the Acquired Group Companies) for which any Acquired Group Company is held liable as a transferee or successor, by contract (other than customary Tax indemnifications contained in commercial agreements a primary purpose of which does not relate to Taxes and other than an Ancillary Agreement), by assumption or otherwise, but, in each case, as a result of an event or transaction occurring, or contract entered into, prior to the Closing; (v) any Transfer Taxes for which Seller is liable pursuant to Section 6.5; (vi) any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes of any Acquired Group Company deferred pursuant to the CARES Act, if any; (vii) any Taxes of the Acquired Group Companies attributable to or resulting from any adjustment pursuant to Section 481 of the Code (or similar provision of state, local or non-U.S. Law) made prior to the Closing that as of December 31, 2019 has not yet been included in taxable income, determined on a “with and without” basis (but not to exceed, in the aggregate, the amount that would be payable in respect of such adjustment by the Acquired Group Companies in Post-Closing Tax Periods if each Acquired Group Company continued to file its income Tax Returns consistent with past practice (including, for the avoidance of doubt, the decision of whether or not to join an affiliated, consolidated, combined or unitary Tax Return), provided that there is at least “substantial authority” for each such past practice position in the reasonable determination of Buyer’s Tax Return preparers, and taking into account any limitations on utilization of Tax attributes imposed on the Acquired Group Companies in Post-Closing Tax Periods under Section 382 of the Code (or similar provisions of state, local or non-U.S. Law), on a “with and without” basis); (viii) any Post-Closing Taxes attributable to or resulting from any deferred revenue or prepaid amount of an Acquired Group Company that was earned prior to the Closing but that as of Closing has not yet been included in taxable income, determined on a “with and without” basis (but not to exceed, in the aggregate, the amount that would be payable in respect of such deferred revenue or prepaid amount by the Acquired Group Companies in Post-Closing Tax Periods if each Acquired Group Company filed its income Tax Returns consistent with past practice (including, for the avoidance of doubt, the decision of whether or not to join an affiliated, consolidated, combined or unitary Tax Return, except that in the case of an Acquired Group Company that previously joined a Seller Consolidated Tax Return, the preceding amount shall be determined as if that Acquired Group Company filed a standalone Tax Return)

provided that there is at least “substantial authority” for each such past practice position in the reasonable determination of Buyer’s Tax Return preparers, and taking into account any limitations on utilization of Tax attributes imposed on the Acquired Group Companies in Post-Closing Tax Periods under Section 382 of the Code (or similar provisions of state, local or non-U.S. Law), on a “with and without” basis); or (ix) any breach of the representations and warranties set forth in Section 3.15 without giving effect (for purposes of determining breach or inaccuracy or the amount of any Losses) to any limitation as to materiality, “materially adverse”, “Material Adverse Effect” or similar limitation contained therein with respect to such representation or warranty, in each case to the extent such Losses were not taken into account as liabilities in Net Working Capital or Indebtedness as finally determined; provided, however, that in all events the Seller shall have no obligation to indemnify Buyer or any Acquired Group Company under any provision of this Agreement from and against (A) any Taxes described in Section 6.7(b) or (B) any Taxes arising from actions taken by the Buyer or any of its Affiliates (including the Acquired Group Companies) on the date hereof after the Closing outside the ordinary course of business except as required or permitted under this Agreement, and any Taxes that could not have arisen but for any action taken by Buyer or any of the Acquired Group Companies after the date of this Agreement in violation of this Article 6. Notwithstanding the foregoing, Seller’s indemnity obligation under this Section 6.7 for any Post-Closing Taxes shall be reduced by any reduction in Liability for such Post-Closing Taxes actually realized by Buyer or its Affiliates (including the Acquired Group Companies) in Post-Closing Tax Periods in respect of any Tax Attribute of the Acquired Group Companies that existed on the date hereof (“Pre-Closing Tax Attribute”), provided, however, that for this purpose (and for purposes of determining the applicable portion of any refunds or credits that are subject to Section 6.3) such Pre-Closing Tax Attribute shall be deemed first used to reduce such Post-Closing Taxes subject to indemnification under this Section 6.7. If all or a portion of such Pre-Closing Tax Attribute that has reduced an indemnity obligation under this Section 6.7 is subsequently disallowed by a Governmental Authority, Seller will, upon request by Buyer (and subject to receipt from Buyer of commercially reasonable backup documentation), promptly pay to Buyer the incremental increase in Tax Liability (determined on a “with and without” basis) resulting from such disallowance (which for the avoidance of doubt shall not exceed the aggregate of the amounts by which the indemnity obligations have been reduced on account of such Pre-Closing Tax Attribute).

(b)    Tax Indemnification by Buyer. Subject to the other terms and conditions of this Article 6, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all Losses to the extent arising out of any Transfer Taxes for which Buyer is liable pursuant to Section 6.5, provided that the Buyer’s indemnification obligations shall terminate on the Tax Cut-Off Date.

(c)    In respect of the indemnity obligation described in Section 6.7(a)(vii), the Seller shall make the following payments by wire transfer to the Buyer for an aggregate payment amount of [***]:

(i)    a payment of [***] on each of on [***];

(ii)    a quarterly payment of [***] on each of [***].

Any amount described in Section 6.7(a)(vii) that exceeds [***], otherwise remains indemnifiable hereunder and shall be paid as described in Section 6.7(a).

(d)    Buyer shall provide to Seller, no later than forty-five (45) days following the latest date on which an Affiliated Physician Practice files its timely-filed U.S federal income Tax Return for the taxable year ending December 31, 2021, a reasonably detailed computation, and any backup documentation reasonably requested by Seller in respect thereof, showing the amount as of such time to which Buyer is entitled under Section 6.7(a) in respect of any Post-Closing Taxes of the Acquired Group Companies attributable to or resulting from any adjustment pursuant to Section 481 of the Code (or similar provision of state, local or non-U.S. Law) (the “Estimated Section 481 Indemnity Amount”). If the aggregate amount paid by Seller under Section 6.7(c) during (x) the calendar year ending December 31, 2020 and (y) the calendar year ending December 31, 2021 exceeds the aggregate Estimated Section 481 Indemnity Amount shown on such computation, Buyer will promptly refund such excess to Seller no later than fifteen (15) days after Buyer is reasonably able to determine the amount of such excess, subject to Buyer’s rights to set-off under Section 7.6(c). For the avoidance of doubt, the obligation of Buyer to make the payment pursuant to this Section 6.7(d) is without prejudice to the rights of Buyer and the Acquired Group Companies to continuing indemnification under Section 6.7(a) in respect of any Post-Closing Taxes of the Acquired Group Companies attributable to or resulting from any adjustment pursuant to Section 481 of the Code (or similar provision of state, local or non-U.S. Law) (for example, in the case any such Post-Closing Taxes are reflected on a Tax Return for a calendar year ending after December 31, 2021).

(e)    All indemnification and other payments made under this Article 6 shall be deemed adjustments to the Purchase Price for U.S. federal income tax purposes, unless otherwise required by applicable Law.

(f)    The indemnification obligations in this Section 6.7(a) shall have no monetary limitation except as specifically described in Section 7.4 hereof.

Section 6.8    Procedures Relating to Tax Indemnification

(a)    If a claim for Taxes, including notice of a pending audit, shall be made by any Tax Authority in writing, which, if successful, might result in an indemnity payment pursuant to Section 6.7 including, for the avoidance of doubt, any claim relating to the Intended Tax Treatment as that term is defined in the Assignment and Assumption Agreement (any such claim, a “Tax Claim”), the party seeking indemnification (the “Tax Indemnified Party”) shall notify the other party or parties (the “Tax Indemnifying Party”) in writing of the Tax Claim within thirty (30) days after receipt of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party within such period, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party’s position is prejudiced as a result thereof. No claim for indemnification under this Article 6 may be made (i) except in connection with a Tax Claim, and (ii) after the expiration of the applicable statute of limitations for assessments plus thirty (30) days, giving effect to any waiver, mitigation or extension of such period (such date the “Tax Cut-Off Date”) (provided that any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Tax Indemnified Party to the Tax Indemnifying Party prior to such Tax Cut-Off Date shall survive until finally resolved).

(b)    The Tax Indemnifying Party shall control all proceedings taken in connection with any Tax Claim (including selection of counsel) and, without limiting the foregoing, may pursue or forgo any and all reasonable administrative appeals, proceedings, hearings and conferences with any Tax Authority with respect thereto, and may either pay any Taxes imposed by a Tax Authority relating to the Tax Claim and make a claim for a refund where applicable Law permits such refund claim or contest such Tax Claim in any permissible manner. If any Tax Indemnifying Party elects not to control any proceedings relating to a Tax Claim, the Tax Indemnified Party shall control such proceedings. Notwithstanding the foregoing, (i) the party controlling a proceeding under this Section 6.8(b) shall keep the other party informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Tax Authority) and the other party shall have the right to review and comment on any correspondence from the party controlling the proceeding to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority and (ii) the party controlling the proceeding shall not settle or compromise such Tax Claim without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).    Notwithstanding anything to the contrary in this Agreement, the Seller shall control any proceedings in connection with any Tax Claim relating to any Tax Returns of Seller or its Affiliates (other than the Acquired Group Companies) or any Seller Consolidated Tax Returns.

Section 6.9    Section 338(h)(10) Election.

(a)    If consented to by joint written agreement of Seller and Buyer on or after the date hereof, Seller and Buyer shall timely join in making an election pursuant to Section 338(h)(10) of the Code (and any corresponding election under state or local Tax Law) with respect to the sale of the Acquired Group Companies (the “338(h)(10) Election”), and the Parties shall execute a Form 8023 (or successor form), with all attachments, with respect to such sale.

(b)    In the event that the Parties agree to a 338(h)(10) Election pursuant to Section 6.9(a):

(i)    The Parties shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve each timely election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax law) or any successor provisions.

(ii)    In connection with such election, Seller shall prepare a draft Form 8883 (or successor form) and provide such draft Form 8883 to Buyer no later than ninety (90) days prior to the due date of such Form 8883. If, within thirty (30) days after the receipt of the draft Form 8883, Buyer notifies Seller in writing that Buyer disagrees with the draft Form 8883, then the Parties shall attempt in good faith to resolve their disagreement within the twenty (20) days following Buyer’s notification to Seller of such disagreement. If Buyer does not so notify Seller within thirty (30) days of receipt of the draft Form 8883, or upon resolution of the disputed items by the Parties the draft Form 8883 shall become the “Final Form 8883”. If the Parties are unable to resolve their disagreement within the twenty (20) days following any such notification by Buyer, then the Parties shall submit all such disputed items for resolution to the Accounting Firm, whose decision shall be final and binding upon all Persons involved and whose fees and expenses shall be allocated as between the Parties under the principles of the second and third sentences of Section 2.4(b)(iv) of this Agreement. The Form 8883 delivered by the Accounting Firm shall be the “Final Form 8883”. The Parties shall act in good faith to cause the Accounting Firm to deliver the Final Form 8883 within twenty (20) days after such submission. The Parties shall (i) be bound by each such Final Form 8883 for purposes of determining any Taxes and (ii) prepare and file their Tax Returns on a basis consistent with each such Final Form 8883. The purchase price allocation pursuant to the Final Form 8883 shall be appropriately adjusted if and when any purchase price adjustments are made pursuant to this Agreement. No later than fifteen (15) days prior to the date such Form 8883 and any related documentation are required to be filed under the applicable Laws, Seller shall execute and deliver to Buyer the Final Form 8883.

Section 6.10    Treasury Regulations Section 1.1502-36 Election. Subject to Section 6.9, Seller Parent or the Seller shall make (or shall cause to be made) a timely election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) to reduce Seller’s basis in the Target Securities to the extent necessary to avoid a step-down in the income tax basis of the assets of the Acquired Group Companies. If this election is so made, Seller shall timely provide Buyer with a copy of the “Section 1.1502-36 Statement” that Seller Parent files with the Seller Consolidated Tax Return in connection with the election. For avoidance of doubt, no other election under Treasury Regulations Section 1.1502-36 shall be made with respect to the transactions contemplated by this Agreement.

ARTICLE 7

SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 7.1    Survival.

(a)    Subject to the other terms and conditions of this Article 7 and Section 6.7, each of the representations and warranties contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire (together with any right to assert a claim under Section 6.7, Section 7.2 or Section 7.3, as applicable) on the date that is eighteen (18) months after the date of this Agreement; provided, however, that: (i) the representations and warranties set forth in Section 3.1, Section 3.2(a), Section 3.3, Section 3.5(c), Section 3.7(c), and Section 3.20 (the representations and warranties of Seller described in this clause (i), the “Specified Seller Representations”) and the representations and warranties set forth in Section 4.1 and Section 4.5 (the “Specified Buyer Representations”) shall survive (together with any right to assert a claim under Section 7.2 or Section 7.3, as applicable) until the expiration of the applicable statute of limitations plus thirty (30) days; (ii) the representations and warranties set forth in Section 3.15 shall survive (together with the right to assert a claim under Section 6.7) until the date that is six (6) years after the date of this Agreement; (iii) the representations and warranties set forth in Section 3.9(c), Section 3.9(d), Section 3.9(e), Section 3.9(f), Section 3.9(g), Section 3.19(b), Section 3.23(b) and Section 3.23(c) (the representations and warranties of Seller described in this clause (iii), the “Specified Healthcare Representations”) and the third sentence of Section 3.8 shall survive (together with any right to assert a claim under Section 7.2) until the date that is three (3) years from the date of this Agreement; and (iv) the right to indemnification with respect to Tax matters shall be governed exclusively by Article 6. Subject to the other terms and conditions of this Article 7, each covenant contained in this Agreement shall survive (together with any right to assert a claim under Section 7.2 or Section 7.3, as applicable) until the expiration of its term or performance of the undertaking set forth therein in accordance with the terms of this Agreement;

provided, however, that the survival period for the covenants contained in Article 6 is as set forth in Article 6. Notwithstanding the foregoing, the limitations set forth in this Section 7.1(a) shall not apply in the event of any Fraud on the part of any Party and any claims due to Fraud shall survive the Closing indefinitely.

(b)    No claim by any Indemnified Party for indemnity pursuant to Section 7.2 or Section 7.3 shall be first made by an Indemnified Party after the applicable expiration date for the survival period set forth in Section 7.1(a); provided that, notwithstanding anything to the contrary set forth in this Section 7.1, any claims asserted in writing by notice from the Indemnified Party to the Indemnifying Party prior to the applicable expiration date for such survival period shall not thereafter be barred by the occurrence of such expiration date, and such claims shall survive until finally resolved or settled. It is the express intent of the Parties that, if the applicable survival period set forth in Section 7.1(a) or Section 6.8(a) for the survival of the representations, warranties and covenants and for the making of claims for indemnification based on any breaches thereof is shorter than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable thereto shall be reduced to the survival period set forth in Section 7.1(a) or Section 6.8(a), as applicable.

Section 7.2    Indemnification by Seller. Subject to the other terms and conditions of this Article 7, from and after the Closing, the Seller shall indemnify, defend and hold harmless Buyer, the Acquired Group Companies, and their respective successors and assigns and each of their respective Affiliates, shareholders, members, partners, equityholders, managers, officers, directors and employees (the “Buyer Indemnitees”, and each, a “Buyer Indemnitee”) from and against any and all Losses to the extent arising out of, upon, related to or in connection with:

(a)    (i) any breach of the Specified Seller Representations, (ii) any breach of any other representation or warranty contained in Article 3 of this Agreement (other than Section 3.15 or any other representations or warranties related to Taxes, it being understood that indemnification for Tax matters shall be governed exclusively by Article 6), (iii) any breach of the Specified Healthcare Representations or (iv) any breach of the third sentence of Section 3.8, in each case, without giving effect (for purposes of determining breach or inaccuracy or the amount of any Losses) to any limitation as to materiality, “materially adverse”, “Material Adverse Effect” or similar limitation contained therein with respect to such representation or warranty (it being understood that the word “Material” in the defined term “Material Contracts” and the qualification as to “Material Adverse Effect” contained in Section 3.7(a) shall not be disregarded for any of such purposes);

(b)    any breach of, or failure to perform, any covenant to be performed by Seller pursuant to this Agreement (other than any covenant contained in Article 6 or otherwise related to Taxes, which shall be governed by Article 6);

(c)    the matters set forth in Section 7.2(c) of the Seller Disclosure Schedules;

(d)    all medical malpractice claims against the Acquired Group Companies that relate solely to conduct or actions occurring prior to the Closing, whether or not asserted in writing prior to the Closing, including, but not limited to, those described in Section 7.2(d) of the Seller Disclosure Schedules (the “Aspen Retained Claims”);

(e)    any Excluded Liabilities or Excluded Assets; and

(f)    any Overpayment Amounts.

Section 7.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article 7, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its successors and assigns and each of their respective shareholders, members, managers, officers, directors and employees (the “Seller Indemnitees”, and each, a “Seller Indemnitee”) against any and all Losses of Sellers to the extent arising out of:

(a)    any breach of any representation or warranty of Buyer contained in Article 4 of this Agreement (other than any representations or warranties relating to Taxes, it being understood that indemnification for Tax matters shall be governed exclusively by Article 6); and

(b)    any breach of any covenant to be performed by Buyer pursuant to this Agreement (other than any covenant contained in Article 6 or otherwise relating to Taxes, which shall be governed by Article 6).

Section 7.4    Limitations and Other Matters Relating to Indemnification.

(a)    Notwithstanding anything to the contrary in this Agreement, the Seller or Buyer, as applicable, shall not be required to indemnify, defend and hold harmless the Buyer Indemnitees or Seller Indemnitees, as applicable, pursuant to Section 7.2(a)(ii), Section 7.2(a)(iii), Section 7.2(a)(iv) or Section 7.3(a): (i) with respect to any individual item of Loss or series of related Losses, unless and until Losses for such item of Loss or series of Losses exceed [***] (the “Per Claim Threshold”), and such Losses below the Per Claim Threshold shall not be counted toward the Indemnification Threshold, the Healthcare Indemnification Threshold or the Sufficiency of Assets Indemnification Threshold (it being understood that, once the Per Claim Threshold has been exceeded, such item of Loss or series of related Losses shall be counted toward the applicable indemnification threshold and, subject to the applicable indemnification threshold, Seller or Buyer, as applicable, shall be required to indemnify, defend and hold harmless the Buyer Indemnitees or Seller Indemnitees, as applicable, for all Losses in respect of such individual item of Loss or series of related Losses); and (ii) (A) unless and until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a)(ii), (iii) and (iv) or Section 7.3(a) exceeds [***] (the “Indemnification Threshold”), and once the Indemnification Threshold has been exceeded, Seller or Buyer, as applicable, shall only be required to indemnify, defend and hold harmless the Buyer Indemnitees or Seller Indemnitees, as applicable, pursuant to Section 7.2(a)(ii), (iii) and (iv) or Section 7.3(a) for Losses in excess of the Indemnification Threshold, or (B) unless and until the aggregate of all Losses in respect of indemnification under Section 7.2(a)(iii) exceeds either (x) when combined with the aggregate amount of all Losses in respect of indemnification under Section 7.2(a), the Indemnification Threshold or (y) [***] (the “Healthcare Indemnification Threshold”), and thereafter, Seller shall only be required to indemnify, defend and hold harmless the Buyer Indemnitees pursuant to Section 7.2(a)(iii) for Losses in excess of such amount or (C) unless and until either the aggregate of all Losses in respect of indemnification under Section 7.2(a)(iv) exceeds either (x) when combined with the aggregate amount of all Losses in respect of indemnification under Section 7.2(a), the Indemnification Threshold or (y) [***] (the “Sufficiency of Assets Indemnification Threshold”), and thereafter, Seller shall only be required to indemnify, defend and hold harmless the Buyer Indemnitees pursuant to Section 7.2(a)(iv) for Losses in excess of such amount; provided that, for the avoidance of doubt, the Per Claim Threshold and Indemnification Threshold shall not apply with regard to Losses that are indemnifiable pursuant to Section 7.2(a)(i).

(b)    Notwithstanding anything to the contrary in this Agreement,

(i)    with respect to the matters set forth in Section 7.2(c)(ii) of the Seller Disclosure Schedules, the Seller shall not be required to indemnify, defend and hold harmless the Buyer Indemnitees pursuant to Section 7.2(c) unless and the aggregate amount of all Losses in respect of such matters exceeds [***], and once the aggregate amount of all Losses in respect of such matters exceeds [***], Seller shall only be required to indemnify, defend and hold harmless the Buyer Indemnitees for fifty percent (50%) of all Losses in excess of such threshold until the aggregate amount of all Losses in respect of such matters exceeds [***]; provided that, once the aggregate Losses in respect of such matters has exceeded [***], Seller shall be required to indemnify, defend and hold harmless the Buyer Indemnitees for all Losses in respect of such matters, subject to the terms of this Article 7, but only for Losses in excess of [***]; and

(ii)    with respect to any claim for indemnification pursuant to Section 7.2(d) in respect of any Aspen Retained Claim, Buyer or the applicable Acquired Group Company shall bear, and Seller shall not be required to indemnify and hold harmless the Buyer Indemnitees for, an amount equal to the lesser of (x) [***] of all Losses in respect of such Aspen Retained Claim in excess of the insured amount for such claim and (y) [***]; provided that the aggregate Losses borne by Buyer or the Acquired Group Companies pursuant to this Section 7.4(b)(ii) shall not exceed [***] (the “Retained Claims Threshold”), and once the Retained Claims Threshold has been exceeded, Seller shall be required to indemnify, defend and hold harmless the Buyer Indemnitees for all Losses indemnifiable pursuant to Section 7.2(d) in excess of the Retained Claims Threshold.

(c)    Other than with respect to any Losses arising out of any inaccuracy in or breach of any Specified Seller Representations, the Seller shall not be required to indemnify, defend and hold harmless the Buyer Indemnitees under Section 7.2(a) from and after the time at which the aggregate amount of all Losses subject to indemnification under Section 7.2(a) (other than those arising out of, upon, related to or in connection with the Specified Seller Representations) exceeds [***] (and, for the avoidance of doubt, except for claims in respect of the Specified Seller Representations, the maximum amount of payments required to be made by the Seller pursuant to Section 7.2(a) shall not exceed such amount). The Seller shall not be required to indemnify, defend and hold harmless the Buyer Indemnitees under Section 7.2(a) or Section 6.7(a)(i), (v), (vi) or (viii) from and after the time at which the aggregate amount of all Losses subject to indemnification under such provisions exceeds [***]. For the avoidance of doubt, no such monetary limitation shall apply to the indemnification obligations contained in Section 7.2(b), Section 7.2(c), Section 7.2(d), Section 7.2(e), Section 7.2(f) or Section 6.7(a)(ii), (iii), (iv) or (vii).

(d)    Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party under Section 6.7 or this Article 7, or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any incidental, indirect, special, multiple, exemplary or punitive damages or damages that are not the reasonably foreseeable result of the underling breach or inaccuracy, or any damage based on any type of multiple of any Indemnified Party, except in each case to the extent any such Losses are actually awarded in respect of a Third-Party Claim.

(e)    The amount of any Losses that are subject to indemnification, compensation or reimbursement under Section 6.7 or this Article 7 shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (“Third-Party Payments”), net of the out-of-pocket cost or expense to recover such payment and any deductible or similar amount not recoverable from the Indemnifying Party hereunder. If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after receiving such Payment) pay to the Indemnifying Party the excess, if any, of (i) the amount the Indemnified Party actually received from the Indemnifying Party in respect of such Losses over (ii) the amount the Indemnified Party would have received from the Indemnifying Party in respect of such Losses pursuant to this Agreement had such Third-Party Payment been received prior to the Indemnifying Party being indemnified hereunder. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements other than this Agreement for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder.

(f)    The amount of any Losses that are subject to indemnification, payment or reimbursement under Section 6.7 or this Article 7 shall be reduced by an amount equal to any Tax benefit actually realized by the Indemnified Party (or any of its Affiliates, including, in the case of Buyer, the Acquired Group Companies) as of the time of payment or within two years following the event giving rise to such Loss. The Indemnified Party shall be deemed to have “actually realized” a Tax benefit to the extent that, and at such time as, the amount of Taxes paid by the Indemnified Party or any of its Affiliates (including, in the case of Buyer, the Acquired Group Companies) is reduced below the amount of Taxes that such Persons would have been required to pay but for the Tax benefit, and the term “Tax benefit” shall include any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid due to a deduction, credit or other Tax benefit or allowance arising by reason of the event giving rise to a claim under Section 6.7 or this Article 7. If a Tax benefit is actually realized by an Indemnified Party with respect to, and within two years following, the event giving rise to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within ten (10) days after such Tax benefit is actually realized) pay to the Indemnifying Party an amount equal to such actually realized Tax benefit. If a Tax benefit is reasonably available to an Indemnified Party in connection with any such Losses, the Indemnified Party shall (and shall cause its Affiliates (including, in the case of Buyer, any Acquired Group Company) to) use commercially reasonable efforts to cause such Tax benefit to be actually realized.

(g)    Each of Buyer and Seller shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to mitigate and minimize any Losses subject to indemnification pursuant to Section 6.7 or this Article 7 promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses; provided, that, any failure of a Party under this Section 7.4(g) shall not relieve the Indemnifying Party from any of its indemnification obligations hereunder. Notwithstanding anything in this Article 7 to the contrary, prior to bringing any claim pursuant to Section 7.2(a) in respect of any breach or inaccuracy of Section 3.8, Buyer shall first be required to exercise its rights under Section 5.8(b) to the extent the application of such Section would cure or mitigate the circumstances giving rise to such breach or inaccuracy.

(h)     Notwithstanding anything to the contrary herein, in no event shall Buyer or Seller be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Losses under this Article 7 to the extent such Losses were taken into account in the determination of the Final Adjustment Report pursuant to Section 2.4 or were expressly reserved for in the Financial Statements, as applicable.

Section 7.5    Indemnification Procedures.

(a)    All claims for indemnification pursuant to this Article 7 shall be made in accordance with the procedures set forth in this Section 7.5. A Person entitled to indemnification (a “Claim”) pursuant to this Article 7 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description, to the extent known, of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be incurred, suffered or sustained by the Indemnified Party in connection with such Claim. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than Buyer or Seller in connection with this Agreement) against such Indemnified Party relating to the Acquired Group Companies, their assets or the transactions contemplated by this Agreement (a “Third-Party Claim”), promptly, but in any event not later than ten (10) Business Days, following receipt of notice of the assertion or commencement of such Legal Proceeding, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), promptly, but in any event not later than ten (10) Business Days, after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any Direct Claim for a period of twenty (20) Business Days before commencing any Legal Proceeding in connection with such Claim. “Indemnifying Party” means Seller (in the case of a claim for indemnification by any Buyer Indemnitee) or Buyer (in the case of a claim for indemnification by any Seller Indemnitee).

(b)    With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing, and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it. To the extent reasonably requested by the Indemnified Party, the Indemnifying Party shall consult with the Indemnified Party in connection with the defense or prosecution of such Third-Party Claim. Seller shall be required to consult with Buyer in connection with the matters set forth in Section 7.2(c) of the Seller Disclosure Schedule. If the Indemnifying Party fails to assume in writing control of the defense of such Third-Party Claim or if the Indemnifying Party is not entitled to assume control of the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable and documented out-of-pocket fees and expenses of such defense to the Indemnified Party. Each of Buyer and Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof.

(c)    Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) only call for a cash payment to the Indemnified Party, the full amount of which is indemnified hereunder (other than, if applicable, the amount of the unsatisfied Indemnification Threshold, Healthcare Indemnification Threshold or Sufficiency of Assets Indemnification Threshold, as applicable, and does not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in the foregoing (but subject to Article 6), if (i) defendants in any action include any Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by its counsel that there may be legal defenses available to such Indemnified Party inconsistent with those available to the Seller, (ii) a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such action or the defense thereof, (iii) the third party seeks an injunction or any equitable remedy that would be binding upon the Indemnified Party or any of its Affiliates, (iv) the Third-Party Claim seeks to impose criminal liability on the Indemnified Party or (v) the Indemnifying Party failed or is failing to diligently prosecute or defend such Third-Party Claim (provided that the Indemnified Party notifies the Indemnifying Party of such failure, and the Indemnifying Party fails to cure such failure in five (5) days), then, in each such case, if the Indemnified Party, in its sole discretion so elects, it shall be entitled to employ separate counsel and to control the defense of such Third-Party Claim and all such fees and expenses of the Indemnified Party related to the defense of such Third-Party Claim shall be indemnified by the Indemnifying Party.

(d)    For the avoidance of doubt, the procedures set forth in this Section 7.5 shall not apply to any claim for indemnification pursuant to Section 6.7, which shall be governed by Section 6.8.

Section 7.6    Exclusive Remedy; No Duplication; No Right to Set-off

(a)    From and after the Closing, the Parties acknowledge and agree that (other than claims arising from Fraud) (i) Section 6.7 and this Article 7 shall be the sole and exclusive remedy of Buyer and Seller in connection with this Agreement and the transactions contemplated hereby, (ii) neither Buyer nor Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Target Securities pursuant hereto, except pursuant to the indemnification provisions set forth in Section 6.7 and this Article 7, and (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action, suits, demands and Legal Proceedings (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to or in connection with this Agreement and the transactions contemplated hereby, in each case, that it may have against the other Party and any of such Party’s Affiliates or Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in Section 6.7 and this Article 7; provided, however, that nothing in this Section 7.6(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Party pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4 or Section 8.11. Without limiting the generality of the foregoing, the Parties shall have no right of rescission following the Closing with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)    Any Losses subject to indemnification under Section 6.7 or this Article 7 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses.

(c)    Each of the Parties hereby acknowledges and agrees that, except as may be expressly set forth herein or therein, it shall have no right under this Agreement to offset any amounts owed (to become due and owing) to the other Party, whether under this Agreement or any other Ancillary Agreement, or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.

ARTICLE 8

MISCELLANEOUS

Section 8.1    Fees and Expenses. Except as otherwise expressly provided in this Agreement, including in Section 2.4, Section 5.1 and Section 6.5, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided that any fees and expenses incurred by the Acquired Companies in connection with this Agreement and the transactions contemplated hereby and not paid prior to Closing shall be accrued as current liabilities for purposes of determining the Net Working Capital as of the date of this Agreement.

Section 8.2    Notices. All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of transmission if an executed copy of such notice is sent via email with receipt acknowledged, provided if receipt is not acknowledged and such email delivery is followed by sending a copy through a nationally recognized overnight courier the following Business Day, such notice will be deemed delivered when the email was sent, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 8.2):

If to the Seller:

MEDNAX Services, Inc.

c/o MEDNAX, Inc.

1301 Concord Terrace

Sunrise, Florida 33323

Email: [***]

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Email: [***]

Attention: Benet O’Reilly and Kyle Harris

and

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Email: [***]

Attention: Joshua Samek and Russell Sass

If to Buyer:

ASP NAPA Holdings, LLC

68 S. Service Road, Suite 350

Melville, NY 11747

Email: [***]

Attention: Beth Green, EVP and General Counsel

and

[***]

[***]

[***]

Email: [***]

Attention: [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Email: [***]

Attention: Michael E. Weisser, P.C. and Megan Spelman

Section 8.3    Entire Agreement. This Agreement, the Seller Disclosure Schedules, the Buyer Disclosure Schedules, the Confidentiality Agreement, the Ancillary Agreements, and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and all inducements to the making of this Agreement relied upon by the Parties, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.4    Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Seller and Buyer.

Section 8.5    Waivers. Buyer or Seller may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 8.6    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.7    No Third Party Beneficiaries. Except to the extent provided in Article 7 and Section 8.14 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Parties, and any purported assignment or delegation in contravention of this Section 8.8 shall be null and void and of no force and effect; provided that Buyer may assign this Agreement and/or its rights hereunder without the consent of any Person to (a) any Affiliate of Buyer, (ii) Buyer’s lenders for collateral security purposes or (iii) any subsequent purchaser of Buyer, the Acquired Companies or any of their respective Affiliates (whether by merger, consolidation, sale of stock or other equity securities); provided, further, that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence of this Section 8.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.9    Governing Law. This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

Section 8.10    Consent to Jurisdiction; Waiver of Jury Trial

(a)    Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware (the “Chosen Courts”) in any Legal Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Legal

Proceeding will be heard and determined in the Chosen Courts, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iv) agrees not to bring or support any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than the Chosen Courts and (v) agrees that a final and non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. For the avoidance of doubt, the preceding sentence (A) shall not limit the jurisdiction of the Accounting Firm as set forth in Section 2.4 and (B) shall include any Legal Proceeding brought for the purpose of enforcing the jurisdiction and judgments of the Accounting Firm. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in any Chosen Court in accordance with this Section 8.10(a). Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Legal Proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof.

(b)    EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED WITH OR RELATING OR INCIDENTAL TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

Section 8.11    Remedies.

(a)    Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b)    The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by any such Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

Section 8.12    Interpretation; Construction.

(a)    The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement. The Seller Disclosure Schedules, the Buyer Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in the Seller Disclosure Schedules, Buyer Disclosure Schedules or any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.

(b)    For purposes of this Agreement, unless the context indicates otherwise: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder and (xi) the term “pending” shall mean pending (but shall not be construed as referring to any action, suit or proceeding against any Acquired Group Company that has been filed but not yet served on such Acquired Group Company). If the last day of any period or if performance is required on a non-Business Day, the period in question will end on and the performance will be required on the next succeeding Business Day.

(c)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and Buyer Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules and Buyer Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and Buyer Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules and Buyer Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(d)    The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e)    References to any document or information having been “delivered” or “made available” by Seller to Buyer shall include Seller or its Representatives having posted any such document or information to the Data Room or otherwise having delivered a copy of such document or information to Buyer (electronically or otherwise) prior to May 6, 2020 (subject to any redactions of information contained therein or restrictions on access to particularly competitively sensitive information as reasonably deemed necessary or appropriate by Seller).

(f)    The Seller Disclosure Schedules and Buyer Disclosure Schedules shall be arranged in sections that correspond to the Sections of this Agreement to which such sections of the Seller Disclosure Schedules or Buyer Disclosure Schedules, as applicable, relate; provided, however, that the disclosure of any information in any section of such schedules shall also constitute disclosure for purposes of all other Sections of this Agreement with respect to which such disclosure, as it relates to such other Section of this Agreement, is applicable or reasonably apparent on its face without need to examine any underlying document.

Section 8.13    Counterparts and Electronic Signatures. This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement or any Ancillary Agreements transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 8.14    Releases.

(a)    As of the Closing, the Buyer and its respective Subsidiaries (including, as of immediately following the Closing, the Acquired Group Companies) (each, a “Releasing Buyer Person”), hereby releases and forever discharges Seller and each of its respective Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons (solely in their capacity as a direct or indirect equityholder of the Acquired Companies) (each, a “Released Seller Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Seller Person, that any Releasing Buyer Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the date of this Agreement in respect of matters relating to their equity ownership of the Acquired Companies; provided, however, that the Parties acknowledge and agree that this Section 8.14(a) does not apply to and shall not constitute a release of (i) any rights or obligations to the extent arising under this Agreement or any of the Ancillary Agreements or (ii) claims of Fraud.

(b)    As of the Closing, the Seller, on behalf of itself and its Subsidiaries (excluding, as of immediately following the Closing, the Acquired Companies) (each, a Releasing Seller Person”) hereby releases and forever discharges Buyer, the Acquired Group Companies and each of their respective Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Buyer Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Buyer Person, that Seller has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the date of this Agreement in respect of matters relating to the Acquired Companies; provided, however, that the Parties acknowledge and agree that this Section 8.14(b) does not apply to and shall not constitute a release of (i) any rights or obligations to the extent arising under this Agreement or any of the Ancillary Agreements or (ii) claims of Fraud.

Section 8.15    Provision Regarding Legal Representation. Recognizing that Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) and DLA Piper LLP (US) (“DLA Piper” and together with Cleary Gottlieb, “Seller’s Counsel”) has acted as legal counsel to Seller Parent, Seller, the Acquired Companies and their Affiliates prior to date hereof, and that Seller’s Counsel intends to act as legal counsel to Seller and its respective Affiliates (which will no longer include the Acquired Group Companies) after the Closing, Buyer hereby waives (on its own behalf) and agrees to cause its Affiliates (including, after the Closing, the Acquired Group Companies) to waive, any conflicts arising under such representation that may prevent Seller’s Counsel from representing Seller or any of its respective Affiliates after the Closing as such representation may relate to Buyer and the Acquired Companies or the transactions contemplated hereby. In addition, notwithstanding anything in this Agreement to the contrary, all communications involving attorney-client confidences between Seller, the Acquired Group Companies and their respective Affiliates, on the one hand, and Seller’s Counsel, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and their respective Affiliates (and not the Acquired Group Companies). Accordingly, the Acquired Group Companies shall not have access to any such communications or to the files of Seller’s Counsel relating to such engagement from and after the Closing, and no actions taken by Seller or any of its Affiliates or Representatives to

retain, remove or otherwise protect such communications will be deemed a breach or violation of this Agreement. Without limiting the generality of the foregoing, from and after the Closing, (a) Seller and its respective Affiliates (and not the Acquired Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement in the negotiation, documentation and consummation of the transactions contemplated hereby, and no Acquired Group Company shall be a holder thereof, (b) to the extent that files of Seller’s Counsel in respect of such engagement constitute property of the client, only Seller and its respective Affiliates (and not the Acquired Group Companies) shall hold such property rights and (c) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Acquired Group Companies by reason of any attorney-client relationship between Seller’s Counsel and the Acquired Group Companies or otherwise. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing contained in this Section 8.15 waives or transfers any attorney-client privilege to the extent relating to Seller’s Counsel representation of the Acquired Group Companies with respect to any of their on-going or routine matters relating to their operations, business, assets or Liabilities (other than in preparation for or otherwise related to or in connection with the transactions contemplated by this Agreement) and such attorney-client and other privileges shall continue to be the privilege of the Acquired Group Companies. Further, notwithstanding the foregoing, if a dispute arises between Buyer or any Acquired Group Companies or an Affiliate, on the one hand, and a third party other than a Party to this Agreement, on the other hand, after the Closing, the Acquired Group Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Cleary Gottlieb and DLA Piper to such third party and in any such dispute, Seller and its Affiliates shall not waive such privilege without the prior written consent of the applicable Acquired Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEDNAX SERVICES, INC.

By:	/s/ Stephen D. Farber
Name: Stephen D. Farber
Title: Chief Financial Officer

[Signature page to the Securities Purchase Agreement]

NMSC II, LLC

By:	/s/ Benjamin Dickson
Name: Benjamin Dickson
Title: President

[Signature page to the Securities Purchase Agreement]